Exhibit 10.2

Execution Version

LOAN AND SECURITY AGREEMENT
dated as of October 16, 2023
by and among
MAMMOTH ENERGY SERVICES, INC.,
as Borrower,
THE OTHER LOAN PARTIES PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
WEXFORD CAPITAL LP,
as the Agent

TABLE OF CONTENTS
i

v

ANNEXES

ANNEX A	Commitment
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property; Collateral Locations; Collateral in Possession of Lessor, Bailee, Consignee or Warehouseman
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.28	Filings and Perfection
SCHEDULE 9.29	Loan Party Information
SCHEDULE 9.30	Certain Property
SCHEDULE 9.31	Investment Property
SCHEDULE 9.33	Intellectual Property
SCHEDULE 9.34	Depositary and Other Deposit Accounts
SCHEDULE 10.16	Commercial Tort Claims
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.11	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 2.3)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Notice of Borrowing (Section 2.2)
EXHIBIT D	Form of Joinder (Section 8.13)
EXHIBIT E	Form of Stock Power (Section 10.13)
EXHIBIT F	Form of Irrevocable Proxy (Section 10.13)
EXHIBIT G	Form of Registration Page (Section 10.13)

LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT dated as of October 16, 2023 (this “Agreement”) is entered into by and among MAMMOTH ENERGY SERVICES, INC., a Delaware corporation (“Borrower”), the other Loan Parties from time to time hereto, each lender party hereto (each, together with their permitted successors and assigns, “Lender” and collectively, “Lenders”), and WEXFORD CAPITAL LP, a Delaware limited partnership, as agent for Lenders (the “Agent”).
Lenders have agreed to make available to Borrower a term Loan upon the terms and conditions set forth herein.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1.
DEFINITIONS; PRINCIPLE OF CONSTRUCTION.
1.1Definitions. When used herein (a) the following terms are used herein as defined in the UCC and the PPSA, as the context may require: Accessions, Accounts, Certificated Security, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Documents of Title, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Futures Accounts, Goods, Health Care Insurance Receivables, Instruments, Intangibles, Inventory, Leases, Letter-of-Credit Rights, Money, Payment Intangibles, Securities Accounts, Supporting Obligations, Tangible Chattel Paper and (b) the following terms shall have the following meanings:
“ABL Priority Collateral” has the meaning given such term in the Intercreditor Agreement.
“Account” or “Accounts” is defined in the UCC and/or the PPSA as the context may require.
“Account Debtor” means any Person who is obligated to Borrower or any Subsidiary with respect to any Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business unit, line of business, or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, all of such Lender’s Related Funds. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
“Agent” is defined in the preamble of this Agreement.
“Agreement” is defined in the preamble of this Agreement.
“Applicable Law” means any Law which is applicable to the Loan Parties, their businesses or properties, the Loan Documents or the Loan hereunder.
“Applicable Margin” means seven and one-half percent (7.50%), as such percentage may be increased pursuant to Section 3.1.

“Asset Disposition” means
(a)dispositions in the ordinary course of business to any Person of (i) Inventory or (ii) worn-out or surplus equipment;
(b)dispositions of property (i) to a Loan Party or (ii) by a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(c)(i) dispositions of Cash Equivalent Investments in the ordinary course of business made to a Person and (ii) conversions of Cash Equivalent Investments into cash or other Cash Equivalent Investments;
(d)dispositions of oil and gas properties in connection with tax credit transactions complying with Section 45K of the Code;
(e)Investments permitted under Section 11.11;
(f)dispositions (other than of (i) the Capital Securities of any Subsidiary of any Loan Party or (ii) any Accounts of any Loan Party) not otherwise permitted hereunder which are made for fair market value; provided, that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (B) not less than 75% of the aggregate consideration for such disposition shall be paid in cash, and (C) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year (i) $2,500,000 if at the closing of such disposition Liquidity is less than $25,000,000, (ii) $5,000,000 if at the closing of such disposition Liquidity is less than $50,000,000 but equal to or greater than $25,000,000, and (iii) $10,000,000 if at the closing of such disposition Liquidity is equal to or greater than $50,000,000, in each case, after giving pro forma effect to such disposition;
(g)the creation of a Lien permitted under Section 11.2;
(h)the trade or exchange by any Loan Party of any mineral property or any related assets or other assets commonly used in the oil and gas business owned or held by any Loan Party, or any Capital Securities of a Person all or substantially all of whose assets consist of one or more of such types of assets, for (A) assets of such types owned or held by another Person or (B) the Capital Securities of another Person all or substantially all of whose assets consist of assets of the types described in clause (A) and any cash or Cash Equivalent Investments necessary in order to achieve an exchange of equivalent value; provided, that the fair market value of the property or Capital Securities received by any Loan Party in such trade or exchange (including any cash or Cash Equivalent Investments) is substantially equal to the fair market value of the property (including any cash or Cash Equivalent Investments) so traded or exchanged;
(i)the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(j)[Reserved];
(k)any disposition of defaulted Accounts that arose in the ordinary course of business for collection; and
(l)any disposition of PREPA Receivables; provided, that (i) the proceeds from such disposition are not less than 87% of face value of the PREPA Receivables so disposed; (ii) the disposition is permitted under the Revolver Debt Documents or the Revolver Agent has consented to such disposition; and (iii) the disposition is otherwise on commercially reasonable terms acceptable to the Agent.
“Assignee” is defined in Section 15.13.1(a).

“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, including, for clarity, U.S. and Canadian legal counsel, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.
“Bail-In Action” is defined in Section 15.19.
“Benchmark” is defined in Section 15.21.
“Benchmark Conforming Changes” is defined in Section 15.21.
“Benchmark Replacement” is defined in Section 15.21.
“Borrower” is defined in the preamble of this Agreement.
“Borrower Obligations” means all Obligations of Borrower.
“Business Day” means any day other than a Saturday or Sunday on which commercial banks are not authorized or required to close in New York, New York (and, solely with respect to Sand Tiger, in Alberta, Canada), that is also a SOFR Business Day.
“Canadian AML Laws” has the meaning assigned to such term in Section 9.22(d).
“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains a “defined benefit provision” as such term is defined in the ITA.
“Canadian Insolvency Laws” means the Bankruptcy and Insolvency Act (Canada), as amended, the Companies’ Creditors Arrangement Act (Canada), as amended, the Winding-up and Restructuring Act (Canada), as amended, the Canada Business Corporations Act, as amended, or any other similar corporate statute (to the extent involving a reorganization that involves the compromise of debts), and other applicable legislation of any jurisdiction of Canada, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization (other than a corporate reorganization not involving the compromise of debts), or similar debtor relief applicable laws (including under corporate statutes) of Canada, or any provinces or territories thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Canadian Loan Party” means any Canadian Subsidiary that is a Loan Party.
“Canadian Multiemployer Pension Plan” means a “multi-employer plan” as such term is defined in the ITA or any “multi-employer pension plan” that is subject to pension standards legislation in Canada or any province thereof that is contributed to or required to be contributed to by a Loan Party or any of its Subsidiaries.
“Canadian Pension Plan” means any “registered pension plan” as defined in the ITA that is maintained or contributed to (or required to be maintained or contributed to) by a Loan Party or any of its Subsidiaries, or under which a Loan Party or any of its Subsidiaries has any liability for its current or former employees, including a Canadian Defined Benefit Pension Plan but excluding any Canadian Multiemployer Pension Plan and any statutory plan. For greater certainty, the term Canadian Pension Plan also excludes the following statutory plans: the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.
“Canadian Pension Plan Event” means the occurrence of any of the following: (a) the institution of proceedings by or the receipt of a notice from any Governmental Authority, the ultimate result of which would reasonably be expected to be the wind up or termination of, or the appointment of a trustee to administer, in whole or in part, a Canadian Pension Plan or any Loan Party declares or gives notice of intention to wind up a Canadian Defined Benefit Pension Plan, in whole or in part, (b) the failure to make all contributions to any Canadian Multiemployer Pension Plan that are required to be made by a Loan Party or any of its Subsidiaries under the terms of the plan or of any collective agreement or by applicable law; (c) the withdrawal or partial withdrawal by a Loan Party or any of its Subsidiaries from any Canadian Multiemployer Pension Plan, the incurrence of any withdrawal liability with respect to any such plan or receipt of notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, or any condition that occurs which could result in a withdrawal or partial withdrawal from any such plan, (d) the receipt by a Loan Party or any of its Subsidiaries of a notice with respect to a Canadian Multiemployer Pension Plan that increased contributions may be required, that any such plan is or has been funded at a rate less than that required under applicable laws, that any such plan is or may be terminated, or that any such plan is or may become insolvent; or (e) the receipt by a Loan Party or any of its Subsidiaries of a notice that a Loan Party or any of its Subsidiaries has any financial obligations in respect of a Canadian Multiemployer Pension Plan (including, for greater certainty, on a withdrawal from or termination of such plan) beyond fixed, periodic amounts required to be contributed pursuant to a collective agreement.
“Canadian Sanctions Laws” means, at any time, those laws, including enabling legislation, orders-in-council or other regulations administered and enforced by Canada or a political subdivision of Canada pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including Part II.1 of the Criminal Code (Canada), as amended, the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, and the Export and Import Permits Act (Canada), as amended, or any other similar economic and financial sanctions program or action applicable in Canada.
“Canadian Security Agreement” collectively, (a) the General Security Agreement, dated as of the date hereof, by and among Sand Tiger and Agent, and (b) any similar documents among any other Loan Party and, or in favor of, Agent that grants any security interest in or Lien upon any real or personal property of any Loan Party under Canadian law to secure the Obligations in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Canadian Subsidiary” means Sand Tiger and any other direct or indirect Subsidiary of Borrower organized under the laws of Canada or any province or territory thereof.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States government or the Canadian government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (e) other short term liquid investments approved in writing by the Agent.
“CFC” means (a) a controlled foreign corporation (other than a Canadian Subsidiary) within the meaning of Section 957 of the Code in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (i) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or within the meaning of any analogous or applicable Laws in effect in Canada) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting Capital Securities of Borrower in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; or (b) except as permitted by Section 11.11, Borrower shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Capital Securities of its Subsidiaries.
“Chattel Paper” means all “chattel paper” as such term is defined in Section 9-102(a)(11) of the UCC and, in any event, including with respect to any Loan Party, all Electronic Chattel Paper and Tangible Chattel Paper.
“Closing Date” is defined in Section 12.2.
“Code” means the Internal Revenue Code of 1986 and, with respect to Sand Tiger, the ITA, as amended from time to time and any successor statute.
“Collateral” means:
(a)all of the personal property now owned or at any time hereafter acquired by any Loan Party or in which any Loan Party now has or at any time in the future may acquire any right, title or interest, including all of each Loan Party’s
(i)all Receivables and all supporting obligations relating thereto;
(ii)all equipment and fixtures;
(iii)all General Intangibles, intangibles and Intellectual Property (including all payment intangibles and all software) and all supporting obligations related thereto;
(iv)all Inventory;
(v)all Subsidiary Capital Securities, securities, investment property, and financial assets;
(vi)all money, contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), documents of title, deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-

credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;
(b)all books and records pertaining to any of the foregoing,
(c)all Proceeds, accessions and products of any of the foregoing, and
(d)all collateral security and guaranties given by any Person with respect to any of the foregoing.
Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Loan Party, shall refer to such Loan Party’s Collateral or the relevant part thereof. “Collateral” shall not include (i) Excluded Property, (ii) Consumer Goods or (iii) the last day of the term of any lease of real property in Canada but should the Liens created by the Canadian Security Agreement become enforceable, such Grantor shall hold the last day in trust for Agent or any of the other Secured Parties and shall assign it to any person acquiring that term or the part of the term that is mortgaged and charged in the course of any enforcement of the Liens or any realization of the Collateral.
“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Agent and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
“Collateral Documents” means, collectively, this Agreement, each Canadian Security Agreement, each Collateral Access Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which Borrower, any Subsidiary, any other Loan Party or any other Person grants or purports to grant collateral to the Agent or otherwise relates to such collateral.
“Commitment” means each Lender’s commitment to make the Loan under this Agreement. The initial amount of each Lender’s commitment to make the Loan is set forth on Annex A.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.
“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes.
“Consolidating” means, with respect to any financial statements required to be delivered pursuant to Sections 10.1.1 and 10.1.2, such financial statements that are prepared on an entity-by-entity or division-by-division basis, as applicable, consistent with the applicable historical financial statements delivered to Agent on or before the Closing Date.
“Contingent Liability” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Debt, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Hedging Agreement; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Liability shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.
“Controlled Account” is defined in Section 10.10(a).
“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Copyrights” means all copyrights arising under the laws of the United States, Canada, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, including those listed on Schedule 9.33, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, the Canadian Intellectual Property Office and the right to obtain all renewals of any of the foregoing.
“Copyright Licenses” means all written agreements naming any Loan Party as licensor or licensee, including those listed on Schedule 9.33, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Debt to be Repaid” means Debt listed on Schedule 12.1.
“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Dollar” and the sign “$” mean lawful money of the United States of America.
“Environmental Claims” means all claims, contingent or otherwise, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility, directly or indirectly, for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state, provincial, territorial, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, worker/occupational health and safety (as it relates to the handling of, or exposure to, Hazardous Substances), or pollution or protection of the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
“Event of Default” means any of the events described in Section 13.1.
“Excluded Accounts” means (a) any zero-balance accounts, as long as any deposits or funds in any such accounts are transferred at least once each Business Day to a Deposit Account subject to a control agreement (including, at any time following the exercise of exclusive control by Agent under the applicable control agreement with respect to such Deposit Account), (b) any payroll, withholding tax and other fiduciary accounts, in each case solely to the extent such accounts contain only amounts designated for payment of current payroll, withholding tax and other fiduciary liabilities, or (c) any other accounts as long as the aggregate balance for all such Loan Parties in all such other accounts does not exceed $1,000,000 at any time.
“Excluded Property” means, collectively, (i) fee-owned and leasehold interests in real estate; (ii) any permit, license or contractual obligation entered into by any Loan Party (x) to the extent that any such permit, license or contractual obligation or any requirement of Law applicable thereto prohibits the creation of a Lien thereon (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada), (y) which would be abandoned, invalidated, or unenforceable as a result of the creation of a Lien in favor of Agent (other than to the extent that any such consequences set forth in this clause (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada), or (z) to the extent that the creation of a Lien in favor of Agent would result in a breach or termination pursuant to the terms of or a default under any such permit, license or contractual obligation (other than to the extent that any such consequences set forth in this clause (z) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, including applicable or analogous Laws in effect in Canada); (iii) property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Loan Party or its Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment; (iv) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed); (v) Excluded Accounts; and (vi) Collateral for which the benefits of obtaining such Collateral are outweighed by the costs or burdens of providing the same in the Agent’s good faith and commercially reasonable business judgement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to the Loan or Commitment pursuant to the Applicable Law in effect on the date on which (i) any Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of any Loan Party) or (ii) any

Lender changes its lending office (other than change in lending office made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 6.5, amounts with respect to such Taxes were payable either to any Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for a Recipient’s failure to comply with Section 6.5 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extraordinary Receipts” means any cash or Cash Equivalent Investments received by or paid to or for the account of any Loan Party not in the ordinary course of business including without limitation amounts received in respect of foreign, United States, Canadian, state, provincial, territorial or local tax refunds, purchase price adjustments, indemnification payments, and pension plan reversions but excluding any PREPA Claim Proceeds.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” is defined in Section 9.24(c).
“Fee Letter” means the fee letter dated as of the Closing Date between Borrower and Lenders.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.
“Fixtures” means all of the following, whether now owned or hereafter acquired by a Loan Party: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.
“Floor” means a rate of interest equal to 3.5%.
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S.) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and all “intangibles” as such term is defined in Section 1 of the PPSA, in any event, including with respect to any Loan Party, all Payment Intangibles, all contracts and Contract Rights, agreements, instruments and indentures in any form, and portions thereof, to which such Loan Party is a party or under which such Loan Party has any right, title or interest or to which such Loan Party or any property of such Loan Party is subject, as the same from time to time may be amended, supplemented or otherwise modified, including, without limitation, (a) all rights of such Loan Party to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Loan Party to damages arising thereunder and (c) all rights of such Loan Party to perform and to exercise all remedies thereunder; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Loan Party of a security interest pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such Payment Intangible, contract, agreement, instrument or indenture.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.
“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Hedging Agreement.
“Indemnified Liabilities” is defined in Section 15.15.
“Indemnified Party” means the Agent, each Lender, each of their respective successors, transferees and assigns and each of their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Industrial Designs” means all of the following now owned or hereafter acquired by a Loan Party: (a) all industrial designs and Intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the Canadian Intellectual Property Office or in any similar office or agency in any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
“Industrial Design Licenses” means all agreements, whether written or oral, providing for the grant by or to any Loan Party of any right to manufacture, use or sell any invention covered in whole or in part by an Industrial Design, including any of the foregoing referred to in Schedule 9.33.
“Instrument of Transfer” is defined in Section 10.13.
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Industrial Designs, the Industrial Design Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercompany Note” means any promissory note evidencing loans made by any Loan Party to any other Loan Party.
“Intercreditor Agreement” means that certain Intercreditor Agreement entered into on or about the date hereof by and among Borrower, the Agent and Revolver Agent.

“Interest Period” means, initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar quarter in which the Closing Date occurred; thereafter, “Interest Period” means the period beginning on (and including) the first day of each succeeding calendar quarter and ending on the last day of such calendar quarter; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar quarter, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar quarter (or on a day for which there is no numerically corresponding day in the last calendar quarter of such Interest Period) shall end on the last Business Day of the last calendar quarter of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 15.21 shall be available for specification in any borrowing request. For purposes hereof, the date of the Loan shall be the Closing Date.
“Interest Rate” means for any Interest Period, the sum of (a) the Applicable Margin, and (b) the SOFR Interest Rate as of the second Business Day immediately preceding the first day of such Interest Period.
“Investment” means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether (a) by acquisition of any debt or Capital Security, (b) by making any loan or advance, (c) by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business), (d) by making an Acquisition, or (e) by the entering into of any Hedging Agreement.
“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and/or Section 1 of the PPSA, as the context may require (other than the equity interest of any foreign Subsidiary (other than a Canadian Subsidiary) excluded from the definition of Pledged Equity), (b) all “financial assets” as such term is defined in Section 8-102(a)(9) of the UCC and/or Section 1 of the PPSA, as the context may require, and (c) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Equity.
“Irrevocable Proxy” is defined in Section 10.13.
“Issuers” means the collective reference to each issuer of any Investment Property.
“ITA” means the Income Tax Act (Canada), as amended and any successor thereto, and any regulations promulgated thereunder.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the binding interpretation or administration thereof.
“Lender” and “Lenders” are defined in the preamble of this Agreement.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, hypothecation, assignment, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
“Liquidity” means, as of any date of determination, the sum of (i) the balance of the Loan Parties’ cash on deposit, and (ii) the undrawn and available portions of the revolving loan commitments under the Revolver Debt Documents (or any replacement facility).
“Loan” is defined in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Note, the Fee Letter, the Collateral Documents, the Intercreditor Agreement, the Subordination Agreements, and all documents, instruments and agreements delivered in connection with the foregoing.
“Loan Guarantor” means each Loan Party other than Borrower.
“Loan Guarantor Obligations” means, collectively, with respect to each Loan Guarantor, all Obligations of such Loan Guarantor.
“Loan Guaranty” means Section 16 of this Agreement and each separate guarantee, in form and substance reasonably satisfactory to the Agent, delivered by a Loan Guarantor, as it may be amended or modified and in effect from time to time.
“Loan Parties” means Borrower, the Loan Guarantors and any other Person who becomes a party to this Agreement pursuant to a joinder agreement or a Loan Guaranty or otherwise and their successors and assigns; provided however, for the avoidance of doubt, no CFC shall be a guarantor of, or pledge any assets to support, an “obligation of a United States person” as defined for purposes of Section 956(c) of the Code.
“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loan) then in effect.
“Management Agreement” means that certain Advisor Services Agreement, dated as of October 19, 2016, between Wexford Capital LP, a Delaware limited partnership, and Borrower, as such agreement is in effect on the Closing Date.
“Mandatory Prepayment Event” is defined in Section 5.1.2(a).
“Margin Stock” means any “margin stock” as defined in Regulation U.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (d) a material impairment of the Agent or any Lender’s rights and remedies under this Agreement and the other Loan Documents.
“Maturity Date” means the earlier of (a) October 16, 2028 or (b) the date the Loan and all other Obligations hereunder shall become immediately due and payable pursuant to Section 13.2.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.
“Net Cash Proceeds” means:
(a)with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loan);
(b)with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and
(c)with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees); and
(d)with respect to Extraordinary Receipts, the aggregate cash proceeds received by any Loan Party, net of the reasonable direct costs related thereto.
“Note” means a promissory note substantially in the form of Exhibit A.
“Notice of Borrowing” is defined in Section 2.2.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of surety bonds, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that the Agent, in its sole discretion, may elect to pay or advance on behalf of Borrower.
“OFAC” is defined in Section 9.24.
“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 7.4).
“Paid in Full” means (a) the payment in full in cash and performance of all Secured Obligations (other than contingent Obligations for which no claim has been made), and (b) the termination of the Commitment in accordance with this Agreement.
“Participant” is defined in Section 15.13.2.

“Patents” means (a) all letters patent of the United States, Canada, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 9.33, (b) all applications for letters patent of the United States, Canada or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 9.33, and (c) all rights to obtain any reissues or extensions of the foregoing.
“Patent Licenses” means all agreements, whether written or oral, providing for the grant by or to any Loan Party of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 9.33.
“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Perfection Certificate” means a perfection certificate executed and delivered to the Agent by a Loan Party.
“Permitted Acquisition” means any Acquisition by Borrower (a) that is consented to by Agent, (b) which is financed entirely with (i) net proceeds of Capital Securities issued by Borrower, (ii) cash equity contributions or proceeds of the sale of Capital Securities of Borrower or any Subsidiary thereof that is not a Loan Party, or (iii) any combination of clauses (i) and (ii) above, or (c) where each of the following conditions is met:
(a)such Acquisition is consensual;
(b)the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Loan Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States, Canada or any state, province, territory or district thereof;
(c)before and after giving pro forma effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be and remain true and correct in all material respects (except to the extent any such representation or warranty expressly relates to any earlier and/or specified date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier and/or specified date);
(d)no Indebtedness or Liens are incurred, assumed or result from such Acquisition, except Indebtedness permitted under Section 11.1and Liens permitted under Section 11.2; and
(e)with respect to any such Acquisition where the aggregate consideration is greater than $10,000,000, Borrower shall deliver to Agent, at least five Business Days prior to such Acquisition (or such shorter period as Agent may agree in its reasonable discretion, which may be via email), copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Holders” means any of Wexford Capital LP and its Affiliates, and/or any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) that, directly or indirectly, is in control of, or is controlled by, or is under common control with any such Persons.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.
“Person” means any natural person, corporation, company, partnership, trust, limited liability company, unlimited liability company, unlimited company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.
“PIK Election” is defined in Section 3.2.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which Borrower or any Subsidiary has any liability.
“Pledged Equity” means the equity interests listed on Schedule 9.31, together with any other equity interests, certificates, options or rights of any nature whatsoever in respect of the equity interests of any Person that may be issued or granted to, or held by, any Loan Party while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding equity interests of any foreign Subsidiary (other than a Canadian Subsidiary) be required to be pledged hereunder.
“Pledged Notes” means all promissory notes listed on Schedule 9.31, all Intercompany Notes at any time issued to any Loan Party and all other promissory notes issued to or held by any Loan Party (other than (a) promissory notes issued in connection with extensions of trade credit by any Loan Party in the ordinary course of business and (b) any individual promissory note which is less than $100,000 in principal amount, up to an aggregate of $500,000 for all such promissory notes excluded under this clause (b)).
“PPSA” means the Personal Property Security Act (Alberta), including the regulations thereunder, as from time to time in effect; provided that if attachment, perfection or priority of any security interests on any Collateral is governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Alberta, then the applicable reference to “PPSA” shall mean those personal property security laws (including the Civil Code of Quebec, and, where applicable, the regulations promulgated thereunder) in such other jurisdiction in Canada for the purposes of the provisions hereof.
“PREPA Claim Proceeds” means any and all cash payments that are at any time received by the Loan Parties on account of the claims of Cobra Acquisitions LLC asserted in the Puerto Rico Electric Power Authority’s adjustment of debts proceeding filed pursuant to Title III of the Puerto Rico Oversight, Management, and Economic Stability Act in the United States District Court for the District of Puerto Rico, which shall include, for the avoidance of doubt, the “PREPA Receivable” as such term is defined in Borrower’s annual report filed with the SEC for the Fiscal Year ended December 31, 2022, including any payments received as a result of the sale of PREPA Receivables by the Loan Parties.
“Pro Forma Balance Sheet” is defined in Section 9.4.
“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and/or Section 1 of the PPSA, as the context may require, and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Proportionate Share” means, with respect to each Lender, the percentage obtained by dividing (i) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loan) of such Lender then in effect by (ii) the sum of all Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loan) of all Lenders then in effect.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation constituting a Swap Obligation, each Loan Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation.
“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Accounts).
“Receiver” means any one of a receiver, interim receiver, receiver-manager or a receiver and manager.
“Recipient” means any Lender, the Agent or any other recipient of any payment to be made by or on account of any Obligation, as applicable.
“Registration Page” is defined in Section 10.13.
“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.
“Related Party” means, with respect to the Agent or any Lender, its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
“Revolver Agent” means Fifth Third Bank, National Association.
“Revolver Agreement” means that certain Revolving Credit Agreement, dated as of the date hereof, among Borrower, certain Subsidiaries of Borrower, as loan parties, the lenders party thereto and the Revolver Agent, as the same may be amended, amended and restated, modified, waived, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.
“Revolver Debt” means all Debt of Borrower and the other Loan Parties pursuant to the Revolver Credit Agreement.
“Revolver Debt Documents” means all documents and instruments relating to the Revolver Debt and all amendments and modifications thereof approved by the Agent.

"Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).
“Sanctioned Person” is defined in Section 9.24(a).
“Sanctions” is defined in Section 9.24(a).
“Sand Tiger” means Great White Sand Tiger Lodging Ltd, an Alberta corporation.
“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.
“Secured Obligations” means, collectively, Borrower Obligations and the Loan Guarantor Obligations.
“Secured Party” means each Lender, the Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Officer” means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.
“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.
“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Three-Month Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 15.21, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor per annum.
“Special Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“STA” means the Securities Transfer Act (Alberta).
“Subordinated Debt” means any unsecured Debt of Borrower and its Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Agent.
“Subordination Agreements” means all subordination agreements executed by a holder of Subordinated Debt in favor of Lenders from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to the Agent.
“Subsidiary” means, with respect to any Person, a corporation, company, partnership, limited liability company, unlimited liability company, unlimited company, association, joint venture or other business entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.
“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitute a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.
“Term Loan Priority Collateral” has the meaning given such term in the Intercreditor Agreement.
“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
“Three-Month Term SOFR” means, for any calculation with respect to the Loan for any Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a three-month tenor administered by CME Group Benchmark Administration Limited (CBA) (or other administrator selected by Agent) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Agent), fixed by the administrator thereof two (2) SOFR Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 pm (New York City time) on any interest lookback day, the three-month tenor has not been published and a Benchmark Replacement Date with respect to Three-Month Term SOFR has not occurred, then Three-Month Term SOFR will be Three-Month Term SOFR on the first preceding SOFR Business Day for which Three-Month Term SOFR was published so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day; and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 15.21, in the event that a Benchmark Replacement with respect to Three-Month Term SOFR is implemented, then all references herein to Three-Month Term SOFR shall be deemed references to such Benchmark Replacement.
“Titled Collateral” is defined in Section 9.30.
“Trademarks” means (a) all trademarks, trade names, corporate names, Borrower names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office, or in any similar office or agency of the United States, any State thereof, the Canadian Intellectual Property Office or any similar office or agency of Canada or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 9.33, and (b) the right to obtain all renewals thereof.
“Trademark Licenses” means, collectively, each agreement, whether written or oral, providing for the grant by or to any Loan Party of any right to use any Trademark, including any of the foregoing referred to in Schedule 9.33.

“Transactions” is defined in Section 9.4.
“UCC” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and shares issued to foreign nationals to the extent required by Applicable Law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
1.2Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires: (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Loan Document); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Loan Document in its entirety and not to any particular provision thereof; (h) All references to Articles, Sections, Exhibits and Schedules shall refer to such Loan Document; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Loan Documents shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Loan Documents have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against the Agent or Lenders merely because of the Agent or Lenders’ involvement in their drafting.
1.3Accounting Terms; Changes in GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-Closing financial statements. Together with each Compliance Certificate, Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in this Agreement; (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and Borrower or the Agent requests, the Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change, provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) Borrower shall provide to the

Agent financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; (d) Any financial ratios required to be maintained by Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and (e) for the purposes of Section 13, a breach of a financial covenant in this Agreement shall be deemed to have occurred as of any date of determination by the Agent and as of the last day of any specified measurement period regardless of whether or when the financial statements reflecting such breach are delivered to the Agent.
1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.5Rates. Neither the Agent or any Lender warrants or accepts responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.6Interest Act (Canada). For the purposes of the Interest Act (Canada), as amended, and disclosure thereunder, whenever any interest or any fee to be paid hereunder, this Agreement or any other Loan Document or in connection therewith is to be calculated on the basis of a 360-day or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360) or the number of days in such period, as applicable. The rates of interest under the this Agreement and each other Loan Document are nominal rates, and not effective rates or yields. The parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the this Agreement and the other Loan Documents, that the interest payable under the this Agreement or any other Loan Document and the calculation thereof has not been adequately disclosed to it, whether pursuant to section 4 of the Interest Act (Canada), as amended, or any other applicable law or legal principle.

Section 2.
COMMITMENT OF LENDERS; BORROWING PROCEDURES; EVIDENCING OF LOAN.
2.1Commitment. On and subject to the terms and conditions of this Agreement, Lenders agree to make the term loan to Borrower (the “Loan”) on the Closing Date. The Commitment of each Lender to make the Loan shall expire concurrently with the making of the Loan on the Closing Date.
2.2Borrowing Procedures.
(a)Borrower shall give written notice (the “Notice of Borrowing”) substantially in the form of Exhibit C or telephonic notice (followed immediately by the Notice of Borrowing) to the Agent of such proposed borrowing not later than 10:00 A.M., New York City time, at least three (3) Business Days prior to the proposed date of such borrowing or such shorter period of time as the Agent may agree in its sole discretion. The Notice of Borrowing shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date and amount of borrowing.
2.3Note. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the principal amount of the Loan of such Lender.
2.4Recordkeeping. The Agent shall record in its records, the date and amount of the Loan made by Lenders, each repayment thereof and the dates on which each Interest Period for the Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loan owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under the Note to repay the principal amount of the Loan hereunder, together with all interest accruing thereon.
Section 3.
INTEREST.
3.1Interest Rate. Borrower promises to pay interest on the unpaid principal amount of the Loan for the period commencing on the Closing Date until the Loan is paid in full, at a rate per annum equal to the Interest Rate; provided that upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall automatically increase by three percent (3.00%) (such Interest Rate, as increased pursuant to this Section 3.1, the “Default Rate”). In the case of Obligations not bearing interest, such Obligations shall bear interest at the Default Rate. In no event shall interest payable by Borrower to Lenders hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
3.2PIK Election. With respect to any Interest Period ending on or before April 16, 2025, and provided that no Event of Default has occurred and is continuing, Borrower may elect to pay all or a portion of the accrued interest due with respect to such Interest Period in-kind (the “PIK Election”), with such accrued interest to be added to the principal amount of the Loan outstanding as of the last day of such Interest Period (and shall thereafter accrue interest at the Interest Rate set forth herein). Borrower shall provide the Agent with at least fifteen (15) days’ written notice or such shorter period of time as the Agent may agree in its sole discretion of its intent to make a PIK Election for the then-current Interest Period. For any Interest Period ending after April 16, 2025, accrued interest shall only be payable in cash and no further PIK Elections may be made by Borrower.
3.3Interest Payment Dates. Subject to Section 3.2, accrued interest on the Loan shall be payable on the last day of each Interest Period, upon a prepayment of the Loan, and at maturity. After maturity, and at any time an Event of Default exists and is continuing, accrued interest on the Loan shall be payable on demand.
3.4Setting and Notice of Interest Rates. The applicable SOFR rate shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to Borrower. Each determination of the applicable SOFR rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by the Agent in determining any applicable SOFR rate hereunder.
3.5Computation of Interest. Interest on any applicable portion of the outstanding principal balance of the Loan shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year by (iii) such portion of the outstanding principal balance of the Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of the Loan as of the applicable date of determination. The applicable Three-Month Term SOFR shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
Section 4.
FEES.
4.1Prepayment Fees. If Borrower prepays the Loan in whole or in part, whether such prepayment is voluntary, mandatory, due to the occurrence or continuance of an Event of Default or acceleration or otherwise, on or prior to the date that is twelve (12) months after the Closing Date, Borrower shall pay to Lenders a premium of 1.00% of the aggregate principal amount of the Loan so prepaid. Such premium shall be due and payable on the date of such prepayment. No premium shall be due and payable for any prepayment made after the date that is twelve (12) months after the Closing Date.
4.2Lenders’ Fees. Borrower agrees to pay to Lenders their fees as are mutually agreed to from time to time by Borrower and Lenders including the fees set forth in the Fee Letter.
Section 5.
PREPAYMENTS; REPAYMENTS.
5.1Prepayments.
5.1.1Voluntary Prepayments. Borrower may from time to time prepay the Loan in whole or in part; provided that Borrower shall give the Agent notice thereof not later than 11:00 A.M. New York City time, on the day of such prepayment (which shall be a Business Day), specifying the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $250,000.
5.1.2Mandatory Prepayments.
(a)Borrower shall make prepayments of the Loan until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts, subject to the Intercreditor Agreement during such time that the Intercreditor Agreement in full force and effect:
(i)Within two (2) Business Days after receipt by any Loan Party of any Net Cash Proceeds from any disposition of its property in excess of $1,000,000 other than an Asset Disposition, Borrower shall (A) notify Agent of such Loan Party’s receipt of such Net Cash Proceeds (such notice to include a description of the nature and estimated amount of such Net Cash Proceeds, including the estimated Net Cash Proceeds attributable to the Term Loan Priority Collateral and the ABL Priority Collateral, respectively), and (B) make a prepayment of the Loan in an amount equal to 100% of such Net Cash Proceeds, other than the portion thereof constituting proceeds of ABL Priority Collateral, if and to the extent that such proceeds are required to be deposited into the “ABL Priority Account” (as such term is defined in the Intercreditor Agreement) or otherwise distributed to the Revolver Agent and applied to the obligations under the Revolver Agreement pursuant to and in accordance therewith; provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Borrower shall have given Agent prior written notice of the applicable Loan Party’s or Subsidiary’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) any such monies constituting proceeds of Term Loan Priority Collateral are deposited into a “Term Loan Priority Account” (as such term is defined in the Intercreditor Agreement), and (4) such Loan Party or Subsidiary completes such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Loan Party or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent to be applied against the principal balance of the Loan.
(ii)Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by clauses (a) through (j) of Section 11.1), in an amount equal to 100% of such Net Cash Proceeds.
(iii)Within two (2) Business Days after receipt by any Loan Party of any Extraordinary Receipts, Borrower shall (A) notify Agent of such Loan Party’s receipt of such Extraordinary Receipts (such notice to include a description of the nature and estimated amount of such Extraordinary Receipts, including the estimated Extraordinary Receipts attributable to the Term Loan Priority Collateral and the ABL Priority Collateral, respectively), and (B) make a prepayment of the Loan in an amount equal to 100% of such Extraordinary Receipts, other than the portion thereof constituting proceeds of Extraordinary Receipts, if and to the extent that such proceeds are required to be deposited into the “ABL Priority Account” (as such term is defined in the Intercreditor Agreement) or otherwise distributed to the Revolver Agent and applied to the obligations under the Revolver Agreement pursuant to and in accordance therewith; provided, that so long as (1) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (2) Borrower shall have given Agent prior written notice of the applicable Loan Party’s or Subsidiary’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, (3) any such monies constituting proceeds of Term Loan Priority Collateral are deposited into a “Term Loan Priority Account” (as such term is defined in the Intercreditor Agreement), and (4) such Loan Party or Subsidiary completes such replacement, purchase, or construction within 180 days (or 365 days in the case of any involuntary disposition resulting from a casualty loss or condemnation) after the initial receipt of such monies, then the Loan Party or Subsidiary whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of such assets or the costs of purchase or construction of other assets useful in the business of such Loan Party or Subsidiary or, in the case of proceeds from casualty losses or condemnation, to the cost of repair and restoration of the affected assets, unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such net cash proceeds not so applied shall be paid to Agent to be applied against the principal balance of the Loan.
(iv)With respect to PREPA Claim Proceeds received by any Loan Party, (A) within five (5) Business Days after receipt by any Loan Party of any PREPA Claim Proceeds, Borrower shall notify Agent of such Loan Party’s receipt of such PREPA Claim Proceeds (such notice to include a description of the estimated amount of such PREPA Claim Proceeds), and (B) except to the extent prohibited under the Revolver Agreement, make a prepayment of the Loan in an amount equal to 50% of such PREPA Claim Proceeds no later than three (3) Business Days after providing such notice (or such longer period as the Agent may agree in its sole discretion).
5.2Manner of Prepayments. Any prepayment of the Loan (a) shall be accompanied by any prepayment fee payable pursuant to Section 4.1, and (b) if made on a day other than the last day of the Interest Period therefor, shall include any and all interest on the principal amount being repaid and shall be subject to Section 7.3.

5.3Amortization of Principal. Commencing on the last day of the first full calendar quarter ending after the second (2nd) anniversary of the Closing Date, Borrower shall pay to Lenders, on the last Business Day of each calendar quarter, an amount equal to 3.75% of the then outstanding principal amount of the Loan (as adjusted from time to time, including pursuant to Section 3.2 or the Fee Letter), together in each case with accrued and unpaid cash interest on the principal amount to be paid to but excluding the date of such payment. Unless sooner paid in full, the outstanding principal balance of the Loan shall be paid in full on the Maturity Date.
Section 6.
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
6.1Making of Payments. All payments of principal or interest on the Loan, and of all fees, shall be made by Borrower to Lenders in immediately available funds at the office specified by the Agent not later than 2:00 p.m., New York City time, on the date due; and funds received after that hour shall be deemed to have been received by Lenders on the following Business Day. All payments under Section 7.1 shall be made by Borrower directly to Lenders without setoff, counterclaim or other defense. Except as otherwise provided in this Agreement, proceeds of each payment (including each repayment and prepayment of the Loan) by or on behalf of any Loan Party shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares.
6.2Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due (including pursuant to Section 5.3 hereof) shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 5.2. Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and the Agent and Lenders on the other, that the Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as the Agent may deem advisable notwithstanding any previous entry by the Agent in the loan account maintained by Lenders with respect to the Loan or any other books and records.
6.3Due Date Extension. If any payment of principal or interest with respect to the Loan, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
6.4Setoff. Borrower and each other Loan Party agrees that the Agent and each Lender have all rights of set-off provided by applicable law, and in addition thereto, Borrower and each other Loan Party agrees that at any time any Event of Default exists and is continuing, the Agent may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with the Agent or any Lender.
6.5Taxes.
(a)All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by Applicable Law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by a Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)If a Loan Party shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable to a Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of such Recipient timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(c)The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay each Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys’ or tax advisors’ fees and disbursements and Taxes imposed on amounts received under this Section 6.5) that are paid by, or imposed on, such Recipient (and any of their respective Affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by the Agent or any Recipient, shall be conclusive absent manifest error.
(d)If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Indemnified Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Indemnified Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 6.5(d)), the amount paid to a Recipient equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 6.5(d). To the extent Borrower withholds any Indemnified Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.
Section 7.
FUNDING LOSSES.
7.1Increased Costs. If, after the date hereof, any Change in Law: shall (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by a Lender or other Recipient; (ii) subject a Lender or other Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits reserves, other liabilities or capital attributable thereto; or (iii) impose on a Lender or other Recipient any other condition cost or expense (other than Taxes) affecting this Agreement or the Loan made by a Lender, and the result of any of the foregoing shall be to increase the cost to a Lender or such other Recipient of making, continuing, or maintaining the Loan, or of maintaining its obligation to make the Loan, or to increase the cost to a Lender, or to reduce the amount of any sum received or receivable by a Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender or other Recipient, Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for additional costs incurred or reduction suffered.
(a)If the Agent determines that any Change in Law affecting a Lender, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on a Lender’s capital as a consequence of this Agreement, the Commitment of such Lender or the Loan made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.
(b)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(c)Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
7.2Illegality. If the Agent or a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund the Loan, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by the Agent or such Lender to Borrower, any obligation of such Lender to make or continue the Loan shall be suspended, in each case until the Agent or such Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from the Agent or such Lender, prepay such Lender’s Loan. Upon any such prepayment, Borrower shall also pay any additional amounts required pursuant to Section 7.3.
7.3Compensation for Losses. In the event of (i) the payment of any principal of the Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay the Loan on the date specified in any notice delivered pursuant hereto, or (iii) any acceleration of the maturity of the Loan by a Lender in accordance with the terms of this Agreement or the Note, then, in any such event, Borrower shall compensate such Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
7.4Mitigation of Circumstances. The Agent shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in the Agent’s sole judgment, otherwise disadvantageous to the Agent or any Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 7.3 or Section 7.1 or (ii) the occurrence of any circumstances described in Section 7.2 (and, if the Agent has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, the Agent shall promptly so notify Borrower). Without limiting the foregoing, the Agent will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in the Agent’s sole judgment, be otherwise disadvantageous to the Agent or any Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Agent or any Lender in connection with any such designation or assignment.
7.5Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Agent or any Lender pursuant to the foregoing provisions of this Section 7 shall be conclusive absent demonstrable error. The Agent and Lenders may use reasonable averaging and attribution methods in determining compensation under Section 7.1 and Section 7.3, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Note, and termination of this Agreement.

Section 8.
COLLATERAL AND COLLATERAL ADMINISTRATION.
8.1Grant. Each Loan Party hereby pledges, assigns, hypothecates, transfers, conveys, delivers and grants to the Agent, for the benefit of the Secured Parties and (to the extent provided herein) their Affiliates, a continuing Lien upon and security interest in all of its Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations or the Loan Guarantor Obligations, as the case may be.
8.2Certain Matters Relating to Receivables. At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Loan Party shall furnish all such assistance and information as the Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Agent’s request and at the expense of the relevant Loan Party, such Loan Party shall cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, agings and test verifications of, and trial balances for, the Receivables.
(a)The Agent hereby authorizes each Loan Party to collect such Loan Party’s Receivables, and the Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Loan Party, (i) shall be forthwith (and, in any event, within 2 Business Days) deposited by such Loan Party in the exact form received, duly indorsed by such Loan Party to the Agent if required, in a collateral account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for its own account only as provided in Section 8.7, and (ii) until so turned over, shall be held by such Loan Party in trust for the Agent, segregated from other funds of such Loan Party. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(b)At any time and from time to time after the occurrence and during the continuance of an Event of Default, at the Agent’s request, each Loan Party shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.
8.3Communications with Obligors; Loan Parties Remain Liable. The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables.
(a)Upon the request of the Agent at any time after the occurrence and during the continuance of an Event of Default, each Loan Party shall notify obligors on the Receivables that the Receivables have been assigned to the Agent and that payments in respect thereof shall be made directly to the Agent.
(b)Anything herein to the contrary notwithstanding, each Loan Party shall remain liable in respect of each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Agent of any payment relating thereto, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of any Loan Party under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c)For the purpose of enabling the Agent to exercise rights and remedies under this Agreement, each Loan Party hereby grants to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof
8.4Investment Property. Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to the relevant Loan Party of the Agent’s intent to exercise its corresponding rights pursuant to Section 8.4(a), each Loan Party shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Equity and all payments made in respect of the Pledged Notes, to the extent permitted in this Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other right exercised or action taken which could impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document.
(a)If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise such rights to the relevant Loan Party or Loan Parties, (i) the Agent shall have the right to receive any and all cash dividends and distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in such order as the Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Agent or its nominee, it being acknowledged by each Loan Party (in its capacity as Loan Party and, if such Loan Party is an Issuer of any Investment Property, as Issuer) that such transfer and registration may be effected by the Agent by the delivery of a Registration Page to the applicable Issuer reflecting the Agent or its designee as the holder of such Investment Property, or otherwise by the Agent through its irrevocable appointment as attorney-in-fact pursuant to this Agreement and each Irrevocable Proxy, and (iii) the Agent or its nominee may thereafter exercise (x) all voting and other rights pertaining to such Investment Property at any meeting of holders of the equity interests of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of any Issuer, or upon the exercise by any Loan Party or the Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine), all without liability except to account for property actually received by it, but neither the Agent nor any Lender shall have any duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(b)Each Loan Party hereby authorizes and instructs each Issuer of any Investment Property pledged by such Loan Party hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Loan Party, and each Loan Party agrees that each Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to the Investment Property directly to the Agent.
(c)Any transfer to the Agent or its nominee, or registration in the name of the Agent or its nominee, of the whole or any part of the Investment Property, whether by the delivery of a Registration Page to an Issuer or otherwise, shall be made solely for purposes of effectuating voting or other consensual rights with respect to the Investment Property in accordance with the terms of this Agreement and is not intended to effectuate any transfer of ownership of the Investment Property. Notwithstanding any delivery or modification of a Registration Page or exercise of an Irrevocable Proxy, the Agent shall not be deemed the owner of, or assume any obligations of the owner or holder of any Investment Property unless and until the Agent accepts such obligations in writing or otherwise takes steps to foreclose its security interest in the Investment Property and become the owner thereof under applicable law (including via sale as described in this Agreement).

8.5Proceeds to be Turned Over to the Agent. In addition to the rights of the Agent specified in Section 8.3 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Loan Party consisting of cash, checks and other cash equivalent items shall be held by such Loan Party in trust for the Agent, segregated from other funds of such Loan Party, and shall, forthwith upon receipt by such Loan Party, be turned over to the Agent in the exact form received by such Loan Party (duly indorsed by such Loan Party to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a collateral account maintained under its sole dominion and control. All Proceeds, while held by the Agent in any collateral account (or by such Loan Party in trust for the Agent) established pursuant hereto, shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 8.7.
8.6Application of Proceeds. At such intervals as may be agreed upon by Borrower and the Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations in such order as the Agent shall determine in its discretion; provided that all applications to Lenders shall be made in accordance with their respective Proportionate Shares. Any part of such funds which the Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Agent to the applicable Loan Party or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Secured Obligations shall have been Paid in Full shall be paid over to the applicable Loan Party or to whomsoever may be lawfully entitled to receive the same. In the absence of a specific determination by the Agent, the Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations shall be applied in the following order:
FIRST, to the payment of all fees, costs, expenses and indemnities of the Agent (in its capacity as such), including Attorney Costs, and any other Secured Obligations owing to the Agent in respect of sums advanced by the Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;
SECOND, to the payment of all fees, costs, expenses and indemnities of Lenders, until paid in full;
THIRD, to the payment of all of the Secured Obligations consisting of accrued and unpaid interest owing to Lenders, until paid in full;
FOURTH, to the payment of all Secured Obligations consisting of principal owing to Lenders, until paid in full;
FIFTH, to the payment of all other Secured Obligations owing to Lenders, until paid in full; and
SIXTH, to the payment of any remaining Proceeds, if any, to whomever may be lawfully entitled to receive such amounts.
8.7Code and Other Remedies. If an Event of Default shall occur and be continuing, the Agent, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC, the PPSA or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery with assumption of any credit risk. the Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8.7, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent hereunder, including Attorney Costs to the payment in whole or in part of the Secured Obligations, in such order as the Agent may elect, and only after such application and after the payment by the Agent of any other amount required by any provision of law, need the Agent account for the surplus, if any, to any Loan Party. To the extent permitted by appliable Law, each Loan Party waives all claims, damages and demands it may acquire against the Agent arising out of the exercise by the Agent or any Lender of any rights hereunder except such as arise solely out of the gross negligence or willful misconduct of Agent or such Lender as finally determined by a court of competent jurisdiction. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Agent may, if it so elects, seek the appointment of a Receiver to take possession of Collateral and to enforce any of the Agent’s remedies (for the benefit of the Agent and the Secured Parties) with respect to such appointment without prior notice or hearing as to such appointment. Any Receiver appointed by the Agent shall, to the fullest extent permitted by applicable law, have all of the rights, benefits and powers of the Agent and the Secured Parties under this Agreement, the PPSA or otherwise under applicable law. To the extent permitted by applicable law, any Receiver appointed by the Agent shall (for purposes relating to responsibility for the Receiver’s acts or omissions) be considered to be the agent of any Loan Party and not of the Agent or any other Secured Party. The Agent may from time to time fix the Receiver’s remuneration and such Loan Party shall pay the amount of such remuneration to the Agent. The Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Agent or any other Secured Party. A court need not appoint, ratify the appointment by the Agent or any other Secured Party, or otherwise supervise in any manner the actions, of any Receiver. Upon a Loan Party receiving notice from the Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Loan Party with respect to the Collateral shall cease, unless specifically continued by the written consent of the Agent.
8.8Registration Rights. (i) If the Agent shall determine to exercise its right to sell any or all of the Pledged Equity pursuant to Section 8.7, and if in the opinion of the Agent it is necessary or advisable to have the Pledged Equity, or that portion thereof to be sold, registered under the provisions of the Securities Act or any Canadian, provincial or territorial securities Laws, the relevant Loan Party will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Agent, necessary to register the Pledged Equity, or that portion thereof to be sold, under the provisions of the Securities Act or any Canadian, provincial or territorial securities Laws, (ii) use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Agent, are necessary, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto or any Canadian, provincial or territorial securities Laws and the rules and regulations of the securities regulators and authorities thereto. Each Loan Party agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act and any similar provision of any Canadian, provincial or territorial securities Laws.

(a)Each Loan Party recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Equity, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or any Canadian, provincial or territorial securities Laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Neither the Agent nor any Lender shall be under any obligation to delay a sale of any of the Pledged Equity for the period of time necessary to permit the Issuer thereof to register such securities or other interests for public sale under the Securities Act, or under applicable state securities Laws or under Canadian, provincial or territorial securities Laws, even if such Issuer would agree to do so.
(b)Each Loan Party agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity pursuant to this Section 8.8 valid and binding and in compliance with applicable law. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 8.8 will cause irreparable injury to the Agent and Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.8 shall be specifically enforceable against such Loan Party, and such Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement.
8.9Waiver; Deficiency. Each Loan Party waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC or any similar provision under the PPSA. Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations in full and the fees and disbursements of any attorneys employed by the Agent to collect such deficiency.
8.10Agent’s Appointment as Attorney-in-Fact, etc.
(a)Each Loan Party hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Loan Party hereby gives the Agent the power and right, on behalf of and at the expense of such Loan Party, without notice to or assent by such Loan Party, to do any or all of the following:
(i)in the name of such Loan Party or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent’s security interest in such Intellectual Property and the goodwill, General Intangibles and intangibles of such Loan Party relating thereto or represented thereby;
(iii)discharge Liens levied or placed on or threatened against the Collateral, and effect any repairs or insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)execute, in connection with any sale provided for in Section 8.7 or Section 8.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)(1) vote the Investment Property in any manner the Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be, (2) transfer and register in its name or in the name of its nominee the whole or any part of the Investment Property, (3) receive and collect any dividend or other payment or distribution in respect of or in exchange for the Investment Property and (4) take all such other actions with respect to Investment Property authorized under Section 8.4 or Section 8.8 or otherwise authorized by this Agreement or the other Loan Documents; and
(vi)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Loan Party with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent, Industrial Design, or Trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; (8) vote any right or interest with respect to any Investment Property; (9) order good standing certificates (or the equivalent thereof) and conduct lien searches in respect of such jurisdictions or offices as the Agent may deem appropriate; and (10) generally sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Loan Party’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.
THE POWER-OF-ATTORNEY AND PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND SHALL BE VALID AND IRREVOCABLE UNTIL (X) THE SECURED OBLIGATIONS HAVE BEEN INDEFEASIBLY PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER GOVERNING DOCUMENTATION, AS APPLICABLE, (Y) BORROWER HAS NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT     OR THE OTHER LOAN DOCUMENTS, AND (Z) THE COMMITMENT UNDER THIS AGREEMENT HAS EXPIRED OR HAS BEEN TERMINATED (IT BEING UNDERSTOOD THAT ANY SUCH COMMITMENT OR SECURED OBLIGATIONS WILL CONTINUE TO BE EFFECTIVE OR AUTOMATICALLY REINSTATED, AS THE CASE MAY BE, IF AT ANY TIME PAYMENT, IN WHOLE OR IN PART, OF ANY OF THE SECURED OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED OR RETURNED BY THE AGENT OR ANY LENDER FOR ANY REASON, INCLUDING AS A PREFERENCE, FRAUDULENT CONVEYANCE OR OTHERWISE UNDER ANY BANKRUPTCY, INSOLVENCY OR SIMILAR LAW, ALL AS THOUGH SUCH PAYMENT HAD NOT BEEN MADE; IT BEING FURTHER UNDERSTOOD THAT IN THE EVENT PAYMENT OF ALL OR ANY PART OF THE SECURED OBLIGATIONS IS RESCINDED OR MUST BE RESTORED OR RETURNED, ALL REASONABLE OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEY COSTS AND DISBURSEMENTS) INCURRED BY THE AGENT OR ANY LENDER IN DEFENDING AND ENFORCING SUCH REINSTATEMENT SHALL BE DEEMED TO BE INCLUDED AS A PART OF THE SECURED OBLIGATIONS) (THE OCCURRENCE OF THE FOREGOING, “TERMINATION”). SUCH APPOINTMENT OF THE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL BE VALID AND IRREVOCABLE AS PROVIDED HEREIN NOTWITHSTANDING ANY LIMITATIONS TO THE CONTRARY SET FORTH IN THE CERTIFICATE OF INCORPORATION, CERTIFICATE OF FORMATION,

ARTICLES OF ORGANIZATION, BY-LAWS, LIMITED LIABILITY COMPANY AGREEMENTS OR OTHER ORGANIZATIONAL DOCUMENTS OF ANY LOAN PARTY OR ISSUER OR CORPORATE OR LIMITED LIABILITY COMPANY LAW, AS APPLICABLE, OF THE STATE OF ILLINOIS, OR ANY OTHER JURISDICTION OF ORGANIZATION OF ANY LOAN PARTY OR ISSUER. SUCH PROXY SHALL BE EFFECTIVE AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY INVESTMENT PROPERTY ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE INVESTMENT PROPERTY OR ANY OFFICER OR LENDER THEREOF). IN ORDER TO FURTHER AFFECT THE TRANSFER OF RIGHTS WITH RESPECT TO PLEDGED EQUITY SET FORTH IN SECTION 8.4, SECTION 8.8 OR ANY OTHER PROVISION OF THIS AGREEMENT IN FAVOR OF THE AGENT OR ANY LENDER, THE AGENT SHALL HAVE THE RIGHT, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO PRESENT TO ANY ISSUER AN IRREVOCABLE PROXY AND/OR REGISTRATION PAGE.
Upon exercise of the proxy set forth herein, all prior proxies given by any Loan Party with respect to any of the Investment Property (other than to the Agent or otherwise pursuant to the Loan Documents) are hereby revoked, and no subsequent proxies (other than to the Agent or otherwise under the Loan Documents) will be given with respect to any of the Investment Property. The Agent, as proxy, will be empowered and may exercise the irrevocable proxy to vote the Investment Property at any and all times, including but not limited to, at any meeting of shareholders, partners or members, as the case may be, however called, and at any adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith. To the fullest extent permitted by applicable law, the Agent shall have no agency, fiduciary or other implied duties to any Loan Party or any other party when acting in its capacity as such attorney-in-fact or proxy. Each Loan Party hereby waives and releases any claims that it may otherwise have against the Agent or any Lender with respect to any breach or alleged breach of any such agency, fiduciary or other duty. Notwithstanding the foregoing grant of a power of attorney and proxy, neither the Agent nor any Lender shall have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.
Anything in this Section 8.10(a) to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.10(a) unless an Event of Default shall have occurred and be continuing.
(b)If any Loan Party fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)Each Loan Party hereby ratifies all that such attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
8.11Duty of the Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent, any Lender, nor any of their respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agent hereunder are solely to protect the Agent’s interests in the Collateral and shall not impose any duty upon the Agent or any Lender to exercise any such powers. The Agent and Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act hereunder.

8.12Acknowledgements. Each Loan Party hereby acknowledges that:
(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)Neither the Agent nor any Lender have any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties, the Agent and Lenders.
8.13Additional Parties. Each Loan Party that is required to become a party to this Agreement pursuant to Section 10.9(a) shall become a Loan Party for all purposes of this Agreement upon execution and delivery by such Loan Party of a joinder agreement in the form of Exhibit D hereto.
8.14Releases. At such time as the Secured Obligations have been Paid in Full, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent, Lenders and each Loan Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Party. At the request and sole expense of any Loan Party following any such termination, the Agent shall deliver to the Loan Parties any Collateral held by the Agent hereunder, and execute and deliver to the Loan Parties such documents and instruments as the Loan Parties shall reasonably request to evidence such termination.
If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement, then the Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of Borrower, a Loan Guarantor shall be released from its obligations hereunder in the event that all the equity interests of such Loan Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement; provided that Borrower shall have delivered to the Agent, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Loan Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.
8.15Obligations and Liens Absolute and Unconditional. Each Loan Party understands and agrees that the Obligations of each Loan Party under this Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Loan Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Agent, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Loan Party or any other Person against the Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Loan Party for the Secured Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Loan Party, the Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Loan Party or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by the Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Loan Party or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Loan Party or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Loan Party of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Lender against any Loan Party. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
8.16Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Loan Party or any Issuer for liquidation or reorganization, should Loan Party or any Issuer become bankrupt or insolvent or make an assignment for the benefit of creditors or should a Receiver or trustee be appointed for all or any significant part of a Loan Party’s or an Issuer’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
8.17Precedence of Canadian Security Agreement. Sand Tiger and each other Canadian Loan Party that becomes party hereto after the date hereof is executing and delivering (or will execute and deliver) to the Agent the Canadian Security Agreement to which Sand Tiger or such other Canadian Loan Party is a party governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein or other applicable Canadian law. With respect to Sand Tiger and each such other Canadian Loan Party, in the event that any provisions of Section 8 of this Agreement contradict, are inconsistent with and are otherwise incapable of being construed in conjunction with the provisions (including any rights, remedies and covenants therein) of the Canadian Security Agreement, the provisions of the Canadian Security Agreement shall take precedence over those contained in Section 8 of this Agreement. Notwithstanding the foregoing, if the laws of a United States of America jurisdiction are required to be applied in connection with the perfection, enforcement, or validity of the security interests granted by Sand Tiger or any other Canadian Loan Party in the Canadian Security Agreement and Section 8 of this Agreement, the provisions of Section 8 of this Agreement relating to the grant of such security interests and the enforcement thereof shall take precedence over those contained in the Canadian Security Agreement, and if the laws of a Canadian jurisdiction are required to be applied in connection with the perfection, enforcement or validity of the security interests granted by Sand Tiger or any other Canadian Loan Party in the Canadian Security Agreement and Section 8 of this Agreement, the provisions of the Canadian Security Agreement relating to the grant of such security interests and the enforcement thereof shall take precedence over those contained in Section 8 of this Agreement.
Section 9.
REPRESENTATIONS AND WARRANTIES.
To induce Lenders to enter into this Agreement and to induce Lenders to make the Loan hereunder, each Loan Party represents and warrants, jointly and severally, to the Agent and each Lender that:
9.1Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, articles, by-laws, any unanimous shareholder agreement or declaration or other agreement that is in effect that restricts in whole or in part the powers of the directors of such person to manage or supervise the management of the business and affairs of such person or that restrict such person from borrowing, guaranteeing obligations or granting security interests or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents and Liens created pursuant to the Revolver Debt Documents).
9.3Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4Financial Condition. The consolidated and Consolidating pro forma balance sheet of Borrower and its Subsidiaries (the “Pro Forma Balance Sheet”) furnished to the Agent on the Closing Date, (a) reflects the consummation of the transactions contemplated by this Agreement (the “Transactions”); (b) is accurate, complete and correct; (c) was prepared in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments); and (d) present fairly the financial condition of Borrower and its Subsidiaries as of the Closing Date after giving effect to the Transactions.
9.5No Material Adverse Change. Since Borrower’s most recent Fiscal Year end, there has been no change, occurrence or development which could reasonably be expected to have a Material Adverse Effect.
9.6Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Parties’ knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
9.7Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, industrial designs, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, industrial designs, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements or financing change statements designated as discharges have been delivered to the Agent or payoff letters satisfactory to the Agent in its reasonable determination have been delivered to the Agent with respect to the Debt to be repaid.
9.8Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Agent and those permitted by Section 11.2, and such securities were issued in compliance with all applicable state, provincial, territorial and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the issued authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of each Subsidiary are, directly or indirectly, owned by Borrower. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.
9.9Employee Benefit Plans.
(a)Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies with, and has been operated in accordance with, all Applicable Laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party to be qualified under Section 401 of the Code is so qualified, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes, or other similar amounts with respect to any Plan.

(b)Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
(c)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by Applicable Law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated.
(d) (i) There are no outstanding disputes concerning the assets of the Canadian Pension Plans, except where such dispute would not reasonably be expected to have a Material Adverse Effect; (ii) no promises of benefit improvements under the Canadian Pension Plans that would have effect on or after the Closing Date have been made, except where such improvement would not reasonably be expected to have a Material Adverse Effect; (iii) all contributions or other payments required to be made or paid by the Loan Parties or any Subsidiary to any Canadian Pension Plan have been made on a timely basis in accordance with the terms of such plans and all applicable laws; (iv) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans, except where such impropriety would not reasonably be expected to have a Material Adverse Effect; (v) no Canadian Pension Plan has any unfunded actuarial liabilities or solvency deficiencies (within the meaning of the applicable laws) except where such unfunded liabilities or solvency deficiencies would not reasonably be expected to result in a Material Adverse Effect; and (vi) except as would not reasonably be expected to result in a Material Adverse Effect (x) all contributions (if any) have been made to any Canadian Multiemployer Pension Plan that are required to be made by any Canadian Loan Party or Canadian Subsidiary under the terms of the plan or of any collective agreement or by applicable law; (y) no Canadian Loan Party or Canadian Subsidiary has withdrawn or partially withdrawn from any Canadian Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and (z) no Canadian Loan Party or Canadian Subsidiary has received any notice with respect to a Canadian Multiemployer Pension Plan that increased contributions may be required, that any such plan is or has been funded at a rate less than that required under applicable laws, that any such plan is or may be terminated, or that any such plan is or may become insolvent. No Canadian Pension Plan Event has occurred or is reasonably expected to occur, which could reasonably be expected to have a Material Adverse Effect.
(e)No Loan Party maintains, contributes to, or has any liability or contingent liability with respect to any Canadian Defined Benefit Pension Plan as of the date hereof, and thereafter,

no Loan Party will maintain, contribute to, or have any liability or contingent liability with respect to any Canadian Defined Benefit Pension Plan.
9.10Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
9.11Compliance with Laws; Licenses and Permits. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party (y) is in compliance with and (z) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial, territorial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or propose to conduct business, except, in the cases of both (y) and (z) where the failure to comply with or procure such licenses or permits would not reasonably be expected to have a Material Adverse Effect.
9.12Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
9.13Taxes. Each Loan Party has timely filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such proceedings stay the enforcement and collection upon any Lien for such Taxes. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all known Taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
9.14Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, on a consolidated basis, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
9.15Environmental Matters. The ongoing operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance which could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan

Party, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Loan Party, no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
9.16Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage). Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
9.17Collateral Locations. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property. On the date hereof, Schedule 9.17 sets forth (a) each place of business of each Loan Party (including its chief executive office), (b) all locations where all Inventory and the Equipment owned by each Loan Party is kept (other than Inventory in transit, Equipment out for repair or servicing in the ordinary course of business) and (c) whether each such Collateral location and place of business (including each Loan Party’s chief executive office) is owned or leased. No Collateral is located outside the United States and, solely with respect to Collateral owned by Sand Tiger, Alberta, Canada or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 9.17.
9.18Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Agent for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Agent pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.19Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, industrial designs, industrial design rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
9.20Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
9.21Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

9.22Anti-Terrorism Laws.
(a)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) is in violation in any material respects of any United States Laws relating to terrorism financing or money laundering (the “Anti-Terrorism Law”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.
(b)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) (i) is listed in the annex to, or is otherwise the target of the restrictions and prohibitions under the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise the target of the restrictions and prohibitions under the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.
(c)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) in violation in any material respects of any Anti-Terrorism Law (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(d)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) is in violation in any material respects of any Canadian requirements of law relating to terrorism, sanctions or money laundering, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and Parts II.1, XII.2 and Section 354 of the Criminal Code (Canada), as amended, and any regulations, guidelines or orders thereunder, or amendments thereof (the “Canadian AML Laws”).
(e)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of the applicable Canadian AML Laws or Canadian Sanctions Laws, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of the applicable Canadian AML Laws or Canadian Sanctions Laws, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in of the applicable Canadian AML Laws or Canadian Sanctions Laws or (iv) is named as a “designated”, “listed” or “named” in the most current list published by Global Affairs Canada or any other Governmental Authority in Canada.
(f)No Loan Party (and, to the knowledge of each Loan Party, no Subsidiary thereof) (i) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the applicable Canadian AML Laws or Canadian Sanctions Laws or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the applicable Canadian AML Laws or Canadian Sanctions Laws.
9.23No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
9.24Sanctions; Anti-Corruption.
(a)Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director or officer, or employee of Borrower or any of their Subsidiaries is a Person that is (i) or is 50% or more owned or controlled (as such term is defined by the relevant Sanctions) by Persons that are the target of any applicable sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or Global Affairs Canada (collectively, “Sanctions”), or (ii) located, organized or resident in a Sanctioned Country, provided that, nothing herein shall require any Canadian Loan Party to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992 (collectively, the persons referred to in clauses (i) and (ii) are “Sanctioned Persons”).
(b)Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any of Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions.
(c)Anti-Corruption Laws. Borrower, its Subsidiaries and their respective directors, officers and employees are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada), as amended, the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), as amended, the Foreign Extraterritorial Measures Act (Canada) and any other applicable anti-corruption law, in each case, in all material respects.
9.25Patriot Act; Canadian AML Laws. To the extent applicable, Borrower and each of its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act and applicable Canadian AML Laws.
9.26[Reserved].
9.27Other Debt. On the date hereof, there is no Subordinated Debt of Borrower or any other Loan Party outstanding. The provisions of the Intercreditor Agreement are enforceable against the holders of the Revolver Debt by the Agent and Lenders. All Obligations constitute Debt subject to, and entitled to the benefits of, the provisions contained in the Intercreditor Agreement. Each Loan Party acknowledges that the Agent and Lenders are entering into this Agreement and are extending the Commitment and making the Loan in reliance upon the provisions of the Intercreditor Agreement and this Section 9.27.
9.28Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 9.28 (which, in the case of all filings and other documents referred to on Schedule 9.28, have been delivered to the Agent in completed and duly executed form other than with respect to certain property as set forth in Section 9.30) will constitute valid perfected security interests in all of the Collateral in favor of the Agent, for the benefit of the Secured Parties, as collateral security for each Loan Party’s Obligations, enforceable in accordance with the terms hereof against all creditors of each Loan Party and any Persons purporting to purchase any Collateral from each Loan Party and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens for which priority is accorded to the Revolver Agent in accordance with the Intercreditor Agreement or otherwise under Applicable Law. The filings and other actions specified on Schedule 9.28 constitute all of the filings and other actions necessary to perfect all security interests granted hereunder, other than with respect to Titled Collateral.
9.29Loan Party Information. On the date hereof, Schedule 9.29 sets forth (a) each Loan Party’s jurisdiction of organization, (b) the location of each Loan Party’s registered office, chief executive office or principal place of business and any other location where any Canadian Loan party owns, possesses or stores a material portion of its tangible personal property, (c) each Loan Party’s exact legal name as it appears on its organizational documents and (d) each Loan Party’s organizational identification number, incorporation number or similar business incorporation number (to the extent a Loan Party is organized in a jurisdiction which assigns such numbers) and federal employer identification number.
9.30Certain Property. Except as set forth on Schedule 9.30, none of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables, (c) Commercial Tort Claims, or (d) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, Canada, any state, province or territory or other jurisdiction

(“Titled Collateral”), except for personal vehicles owned by the Loan Parties and used by employees of the Loan Parties in the ordinary course of business with an aggregate fair market value of less than $1,000,000 (in the aggregate for all Loan Parties).
9.31Investment Property.
(a)The Pledged Equity pledged by each Loan Party hereunder constitute all the issued and outstanding equity interests of each Issuer owned by such Loan Party.
(b)All of the Pledged Equity has been duly and validly issued and is fully paid and nonassessable. All certificates, if any, evidencing the Pledged Equity pledged by a Loan Party hereunder as of the date hereof have been delivered to the Agent. No Issuer of Pledged Equity has elected pursuant to the provision of Section 8-103 of the UCC to provide that its equity interests are securities governed by Article 8 of the UCC.
(c)Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).
(d)Schedule 9.31 lists all Investment Property owned by each Loan Party. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.
9.32Receivables.
(a)No material amount payable to such Loan Party under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Agent.
(b)No obligor on any Receivable is a Governmental Authority.
(c)The amounts represented by such Loan Party to the Agent and Lenders from time to time as owing to such Loan Party in respect of the Receivables (to the extent such representations are required by any of the Loan Documents) will at all such times be accurate.
9.33Intellectual Property.
(a)Schedule 9.33 lists all Intellectual Property owned by such Loan Party in its own name on the date hereof.
(b)On the date hereof, all material Intellectual Property owned by any Loan Guarantor is valid, subsisting, unexpired and enforceable and has not been abandoned.
(c)Except as set forth in Schedule 9.33, none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Loan Party is the licensor or franchisor.
(d)Each Loan Party owns and possesses or has a license or other right to use all Intellectual Property as is necessary for the conduct of the businesses of such Loan Party, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
9.34Depositary and Other Accounts. All depositary and other accounts maintained by each Loan Party are described on Schedule 9.34 hereto, which description includes for each such account the name of the Loan Party maintaining such account, the name, address, telephone and fax numbers of the financial institution at which such account is maintained, the account number and the account officer, if any, of such account.

Section 10.
AFFIRMATIVE COVENANTS.
Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, each Loan Party agrees that, unless at any time the Agent shall otherwise expressly consent in writing, it will:
10.1Reports, Certificates and Other Information. Furnish to the Agent:
10.1.1Annual Report. Within the earlier of (i) the date Borrower is required to file its Form 10-K with the SEC for any Fiscal Year and (ii) one hundred twenty (120) days after the end of each Fiscal Year of Borrower, financial statements of Borrower and its Subsidiaries on a Consolidating and consolidated basis consisting of balance sheets and statements of income and retained earnings and cash flows setting forth in comparative form in each case the figures for the previous Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such consolidated financial statements, reported upon without qualification as to the scope of the audit by an independent certified public accounting firm selected by Borrower and reasonably satisfactory to the Agent.
10.1.2Interim Reports. (a) Within the later of (i) forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year and (ii) the date Borrower is required to file its Form 10-Q with the SEC for each of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated and Consolidating balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarters, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail; and (b) promptly when available and in any event within 30 days after the end of each month, (i) unaudited balance sheets as of the close of such fiscal month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such fiscal month; (ii) unaudited statements of income and cash flows for such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that fiscal month.
10.1.3Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed Compliance Certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Borrower, containing (a) a statement to the effect that such Senior Officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations.
10.1.4Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
10.1.5Notice of Default, Litigation, ERISA and Other Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party or the Subsidiary affected thereby with respect thereto:
(a)the occurrence of an Event of Default or a Default;
(b)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to the Agent which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c)(i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan or Canadian Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any notice that any Multiemployer Pension Plan is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated; or (ii) the occurrence of any Canadian Pension Plan Event which could reasonably be expected to have a Material Adverse Effect;
(d)any cancellation or material change in any insurance required hereunder to be maintained by any Loan Party;
(e)any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect,
(f)any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; or
(g)the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.
10.1.6Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower.
10.1.7Projections. As soon as practicable, and in any event not later than December 31 of each Fiscal Year, financial projections for Borrower and its Subsidiaries for the following Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Borrower to the Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent accompanied by a certificate of a Senior Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.
10.1.8Revolver Debt and Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from (a) the Revolver Agent with respect to the Revolver Debt, or (b) any holder or trustee of, under or with respect to any Subordinated Debt.
10.1.9Updated Schedules. Contemporaneously with the furnishing of each annual audit report pursuant to Section 10.1.1, updated versions of the Perfection Certificate showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the other notice and delivery requirements set forth herein).
10.1.10Certificate of Beneficial Ownership. Promptly from time to time, such information and documentation related to beneficial ownership or compliance with applicable Anti-Terrorism Laws and Canadian AML Laws and the Beneficial Ownership Regulation, as the Agent may reasonably request.

10.1.11Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as the Agent may reasonably request.
10.2Books, Records and Inspections. Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit the Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with the Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit the Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. All such inspections or audits by the Agent shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse the Agent for more than one (1) such appraisal and one (1) such office visit during any Fiscal Year.
10.3Maintenance of Property; Insurance.
(a)Keep all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted or replace such property in a timely manner.
(b)Maintain with insurance companies reasonably acceptable to the Agent, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Agent, furnish to the Agent original or electronic copies of policies evidencing such insurance, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. Borrower shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent, for the benefit of Lenders, as lender loss payee with respect to each policy of property or casualty insurance and naming the Agent, for the benefit of Lenders, as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ (except for non-payment of premium, in which case ten days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy) and (iii) reasonably acceptable in all other respects to the Agent. Each Loan Party shall execute and deliver to the Agent a collateral assignment, in form and substance satisfactory to the Agent, of each business interruption insurance policy maintained by such Loan Party.
(c)UNLESS BORROWER PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT THE AGENT’S AND LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE

INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOAN OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
10.4Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or maintained by Global Affairs Canada or any other Canadian Governmental Authority or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply with all applicable Anti-Terrorism Laws and (d) pay prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim. Borrower and its Subsidiaries will (y) will maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with applicable Sanctions; and (z) within no later than ninety (90) days following the Closing Date, implement and thereafter maintain in effect policies and procedures reasonably designed to ensure compliance by them and their respective directors, officers, employees and agents with the FCPA and any other applicable anti-corruption laws.
10.5Maintenance of Existence, etc. Maintain and preserve (subject to Section 11.5) (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
10.6Use of Proceeds. Use the proceeds of the Loan solely for purposes of (a) the repayment in full of the Debt to be Repaid on the Closing Date, (b) working capital and other general business purposes, and (c) without duplication, the payment of fees and expenses associated with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. No part of the proceeds of the Loan will be (i) used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to reduce or retire any obligation originally incurred to purchase any margin stock, or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors; (ii) used, lent, contributed or otherwise made available to any Person (x) to fund any activities of business of or with any Sanctioned Person, or in any Sanctioned Country, that at the time of such funding is , in each case, in violation of applicable Sanctions, or (y) in any manner that would result in a violation of applicable Sanctions by any Person or (z) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (iii) used for any purposes prohibited by any Applicable Laws or by the terms and conditions of this Agreement or any other Loan Document. Borrower does not own any margin stock (as so defined).
10.7Employee Benefit Plans. Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan and Canadian Pension Plan in substantial compliance with all applicable requirements of law and regulations.
(a)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan or any Canadian Multiemployer Pension Plan.

(b)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan, Canadian Pension Plan, Multiemployer Pension Plan, or Canadian Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
10.8Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the applicable Loan Party shall cause the prompt containment, removal, remediation or other corrective action of such real property or other assets as necessary to comply in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, the applicable Loan Party shall comply in all material respects with any Federal, state, provincial or territorial judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities.
10.9Further Assurances.
(a)Take such actions as are necessary or as the Agent may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a perfected Lien in favor of the Agent, for the benefit of Lenders, (subject to the Permitted Liens) on substantially all of the assets of Borrower and each Loan Party (as well as all Capital Securities of each Subsidiary) and guaranteed by each Loan Party (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, debentures, deeds of trust, financing statements, financing change statements and other documents, and the filing or recording of any of the foregoing and (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.
(b)At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Loan Party, such Loan Party will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) or financial or financing change statements under the PPSA in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain “control” (within the meaning of the applicable UCC or the STA) with respect thereto and (iii) with respect to each item of property constituting Titled Collateral with an individual value in excess of $250,000 (as determined at any time based upon the then most recent appraisal received by the Agent pursuant to Section 10.2), each Loan Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent: (A) a certificated title for such item of property, (B) a fully-executed, notarized power of attorney authorizing the Agent or its designee to perfect liens on behalf of Agent; and (C) new unencumbered titles or registration documents for each such item of Titled Collateral within ten (10) Business Days of receipt by a Loan Party of a new title certificate or registration document for such Titled Collateral, which such Loan Party shall use its commercially reasonable efforts to obtain within thirty (30) days of purchase. Additionally, each Loan Party acknowledges and agrees that after the occurrence and during the continuance of an Event of Default, upon the Agent’s request, the Loan Parties shall deliver to the Agent the items described in clauses (A), (B) and (C) above with respect to all items of Titled Collateral subject to a certificate of title statute (including all such Titled Collateral with an individual value of less than $250,000).
10.10Deposit Accounts. Subject to the Intercreditor Agreement during such time that the Intercreditor Agreement in full force and effect, Borrower shall, and shall cause each other Loan Party to:

(a)maintain at all times all Deposit Accounts, Securities Accounts, Commodity Accounts, Futures Accounts, lockboxes and similar accounts, except for the Excluded Accounts, held by each Loan Party with a bank or financial institution located in the U.S. or Canada that has executed and delivered to and in favor of the Agent an account control agreement, in form and substance reasonably acceptable to the Agent (each such Deposit Account, Securities Account, Commodity Account, Futures Account, lockbox or similar account, a “Controlled Account”);
(b)maintain each such Controlled Account as a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Loan Party shall have granted a Lien to the Agent, for the benefit of Lenders, over such Controlled Accounts;
(c)deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts receivable, Contracts or any other rights and interests into one or more Controlled Accounts;
(d)deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting proceeds of Term Loan Priority Collateral into one or more “Term Loan Priority Accounts” (as such term is defined in the Intercreditor Agreement).
(e)at any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, direct all payments constituting Proceeds of Receivables to be directed into lockbox accounts pursuant to agreements in form and substance satisfactory to the Agent; and
(f)other than the transition of Deposit Accounts from PNC Bank to Fifth Third Bank required under the Revolver Debt Documents, in the event of any change to any Loan Party’s ownership of any Deposit Account, Securities Account, Commodity Account or Futures Account, within five (5) Business Days of the occurrence of such change deliver written notice to the Agent (prepared in reasonable detail) of such change and the reason or circumstance causing such change.
10.11Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Agent, duly indorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Loan Party shall cause the Agent to have control thereof within the meaning set forth in Section 9-105 of the UCC and/or the STA, as the context may require. In the event that an unmatured Event of Default or Event of Default shall have occurred and be continuing, upon the request of the Agent, any Instrument, Certificated Security or Chattel Paper not theretofore delivered to the Agent and at such time being held by any Loan Party shall be immediately delivered to the Agent, duly indorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement and in the case of Electronic Chattel Paper, the applicable Loan Party shall cause the Agent to have control thereof within the meaning set forth in Section 9-105 of the UCC and/or the STA, as the context may require.
10.12Maintenance of Perfected Security Interest; Further Documentation.
(a)Such Loan Party shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 9.28 and shall defend such security interest against the claims and demands of all Persons whomsoever.
(b)Such Loan Party will furnish to the Agent from time to time statements and schedules further identifying and describing the assets and property of such Loan Party and such other reports in connection therewith as the Agent may reasonably request, all in reasonable detail.

(c)Changes in Locations, Name, etc. Such Loan Party shall not, except upon 10 days’ prior written notice to the Agent and delivery to the Agent of (a) all additional financing statements, financing change statements and other documents reasonably requested by the Agent as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 9.17 showing any additional location at which Inventory or Equipment shall be kept:
(i)permit any of the Inventory or Equipment or other tangible personal property to be kept at a location other than those listed on Schedule 9.17; provided, that up to $1,000,000 (in the aggregate for all Loan Parties) in fair market value of any such Inventory and up to $5,000,000 of such Equipment of a Loan Party may be kept at other locations;
(ii)change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 9.17 or in any subsequent notice delivered pursuant to this Section 10.12; or
(iii)change its name, identity or corporate structure.
10.13Investment Property.
(a)All certificates and/or instruments evidencing the Pledged Equity on the date hereof shall be delivered to the Agent pursuant hereto. All Pledged Equity shall be accompanied by (i) duly executed instruments of transfer to be assigned in blank (“Instrument of Transfer”), substantially in the form of Exhibit E attached hereto or otherwise in form and substance satisfactory to the Agent, (ii) a duly executed irrevocable proxy (“Irrevocable Proxy”), substantially in the form of Exhibit F hereto or otherwise in form and substance satisfactory to the Agent and (iii) a duly acknowledged equity interest registration page in blank (“Registration Page”), from the applicable Issuer, substantially in the form of Exhibit G hereto or otherwise in form and substance satisfactory to the Agent. If such Loan Party shall become entitled to receive or shall receive any certificate, option or rights in respect of the equity interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any of the Pledged Equity, or otherwise in respect thereof, such Loan Party shall accept the same as the agent of the Agent, hold the same in trust for the Agent and deliver the same forthwith to the Agent in the exact form received, duly indorsed by such Loan Party to the Agent, if required, together with an undated Instrument of Transfer covering such certificate duly executed in blank by such Loan Party and with, if the Agent so requests, signature guarantied, to be held by the Agent, subject to the terms hereof, as additional Collateral for the Secured Obligations. If any Loan Party acquires Pledged Equity with respect to any Issuer following the date hereof that is not an Issuer of Pledged Equity as of the date hereof, such Loan Party shall deliver an executed Irrevocable Proxy and Registration Page with respect to such new Issuer to the Agent. Upon the occurrence and during the continuance of an Event of Default, (i) any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional Collateral for the Secured Obligations, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected Lien in favor of the Agent, for the benefit of Lenders, be delivered to the Agent to be held by it hereunder as additional Collateral for the Secured Obligations. Upon the occurrence and during the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Loan Party, such Loan Party shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Agent, segregated from other funds of such Loan Party, as additional Collateral for the Secured Obligations.
(b)Without the prior written consent of the Agent, such Loan Party will not (i) vote to enable, or take any other action to permit, any Issuer to issue any equity interests of any nature or to issue any other securities or interests convertible into or granting the right to purchase or exchange for any equity interests of any nature of any Issuer, except, in each case, as permitted by this Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by this

Agreement) other than, with respect to Investment Property not constituting Pledged Equity or Pledged Notes, any such action which is not prohibited by this Agreement, (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for Permitted Liens, or (iv) enter into any agreement or undertaking restricting the right or ability of such Loan Party or the Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, except, with respect to such Investment Property, shareholders’ agreements entered into by such Loan Party with respect to Persons in which such Loan Party maintains an ownership interest of 50% or less.
(c)In the case of each Loan Party which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, and (ii) the terms of Section 8.4(c) and Section 8.8 shall apply to such Loan Party with respect to all actions that may be required of it pursuant to Section 8.4(c) or Section 8.8 regarding the Investment Property issued by it.
10.14SEC Filings. Notwithstanding anything to the contrary in this Agreement, (i) the filing with the SEC by Borrower of the financial statements required by Sections 10.1.1 and 10.1.2 shall satisfy the requirements of such sections to the extent such financial statements include the information required by this Agreement, and (ii) the filing with the SEC by Borrower of the reports, statements and other documents or communications required by Section 10.1.4 shall satisfy the requirements of such section.
10.15Intellectual Property.
(a)Such Loan Party (either itself or through licensees) will (i) continue to use each Trademark material to its business in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Agent shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
(b)Such Loan Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent or Industrial Design material to its business may become forfeited, abandoned or dedicated to the public.
(c)Such Loan Party (either itself or through licensees) (i) will employ each Copyright material to its business and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of such Copyrights may become invalidated or otherwise impaired. Such Loan Party will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.
(d)Such Loan Party (either itself or through licensees) will not do any act that knowingly uses any Intellectual Property material to its business to infringe the intellectual property rights of any other Person.
(e)Such Loan Party will notify the Agent immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any court or tribunal in any country) regarding, such Loan Party’s ownership of, or the validity of, any material Intellectual Property or such Loan Party’s right to register the same or to own and maintain the same.
(f)Whenever such Loan Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the

United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in any other country or any political subdivision thereof, such Loan Party shall report such filing to the Agent concurrently with the next delivery of financial statements of Borrower pursuant to Section 10.1. Upon the request of the Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Agent may request to evidence the Agent’s security interest in any Copyright, Patent, Industrial Design or Trademark and the goodwill and General Intangibles of such Loan Party relating thereto or represented thereby.
(g)Such Loan Party will take all reasonable and necessary steps to maintain and preserve all material Intellectual Property owned by it.
(h)In the event that any material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Loan Party shall (i) take such actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Agent after it learns thereof and, to the extent, in its reasonable judgment, such Loan Party determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
10.16Other Matters.
(a)If any Loan Party shall cause to be delivered Inventory or other property in excess of $5,000,000 in fair market value to any bailee after the Closing Date, such Loan Party shall use commercially reasonable efforts to cause such bailee to sign a Collateral Access Agreement. Such requirement may be waived at the option of the Agent. If any Loan Party shall lease any real property or facilities and the value of property of such Loan Party located at such leased real property is in excess of $5,000,000 in fair market value after the Closing Date, such Loan Party shall use commercially reasonable efforts to cause the landlord in respect of such leased property or facilities to sign a Collateral Access Agreement. Such requirement may be waived at the option of the Agent.
(b)Each Loan Party authorizes the Agent to, at any time and from time to time, file financing statements, financing change statements, continuation statements, and amendments thereto that describe the Collateral as “all assets” or “all present and after-acquired personal property” of each Loan Party, or words, classifications or designations of similar effect, and which contain any other information required pursuant to the UCC or the PPSA for the sufficiency of filing office acceptance of any financing statement, financing change statement, continuation statement, or amendment, and each Loan Party agrees to furnish any such information to the Agent promptly upon request. Any such financing statement, financing change statement, continuation statement, or amendment may be signed by the Agent on behalf of any Loan Party and may be filed at any time in any jurisdiction.
(c)Each Loan Party shall, at any time and from time and to time, take such steps as the Agent may reasonably request for the Agent (i) to obtain an acknowledgement, in form and substance reasonably satisfactory to the Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for the Agent, (ii) to obtain “control” of any letter-of-credit rights, or electronic chattel paper (as such terms are defined by the UCC with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to the Agent, and (iii) otherwise to insure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein. If any Loan Party shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC and the STA, as applicable), such Loan Party shall promptly notify the Agent thereof in writing and supplement Schedule 10.16, therein providing a reasonable description and summary thereof, and upon delivery thereof to the Agent, such Loan Party shall be deemed to thereby grant to the Agent (and such Loan Party hereby grants to the Agent), for the benefit of Lenders, a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(d)Without limiting the generality of the foregoing, if any Loan Party at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Loan Party shall promptly notify the Agent thereof and, at the request of the Agent, shall take such action as the Agent may reasonably request to vest in the Agent “control” under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.
10.17This Agreement. Each of the Loan Parties (other than Borrower) covenants that it will, and, if necessary, will cause or enable Borrower to, fully comply with each of the covenants and other agreements set forth in this Agreement.
10.18Post Closing Obligations.
(a)Within 60 days after the Closing Date (or such later date as the Agent may agree in its sole discretion), the Loan Parties shall use their commercially reasonable efforts to obtain a Collateral Access Agreement (i) from any bailee holding Inventory or other property in excess of $5,000,000 in fair market value as of the Closing date, and (ii) from any landlord in respect of leased property or facilities where property of any Loan Party in excess of $5,000,000 is located as of the Closing Date.
(b)The Loan Parties shall cause each of their respective Deposit Accounts (other than Excluded Accounts) to become Controlled Accounts, (i) with respect to Deposit Accounts with PNC Bank, National Association or any of its affiliates, no later than 30 days after the Closing Date (or such later date as the Agent may agree in its sole discretion), and (ii) with respect to Deposit Accounts with the Revolver Agent or any of its affiliates, no later than 120 days after the Closing Date (or such later date as the Agent may agree in its sole discretion).
(c)Within 60 days after the Closing Date (or such later date as the Agent may agree in its sole discretion), the Loan Parties shall have obtained consent of any lessor under any Capital Lease that is required as a condition to the creation of any other Lien on the equipment subject to such Capital Lease.
(d)Within 60 days after the Closing Date (or such later date as the Agent may agree in its sole discretion), the Loan Parties shall deliver the items required with respect to Titled Collateral under Section 10.9(b).
(e)Within 45 days after the Closing Date, the Loan Parties shall deliver the insurance endorsements required under Section 10.3(b).
Section 11.
NEGATIVE COVENANTS
Until the expiration or termination of the Commitment and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full, each Loan Party agrees that, unless at any time the Agent shall otherwise expressly consent in writing, it will:
11.1Debt. Not create, incur, assume or suffer to exist any Debt, except:
(a)Obligations under this Agreement and the other Loan Documents;
(b)Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $5,000,000;

(c)Debt consisting of Intercompany Notes made by Borrower to any other Loan Party or by any Loan Guarantor to Borrower;
(d)Revolver Debt; provided that such Revolver Debt is subject to the Intercreditor Agreement and the Intercreditor Agreement in full force and effect.
(e)Subordinated Debt;
(f)Hedging Obligations entered into in Borrower’s or any Subsidiary’s ordinary course of business, or approved by the Agent, for bona fide hedging purposes and not for speculation;
(g)Debt described on Schedule 11.1 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof (except for increases by any amount necessary to cover reasonable fees and expenses incurred in connection therewith) or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable (except for any increase in interest or fee rates to then-market rates) to any Loan Party, Agent or any Lender, as determined by Agent, than the terms of the Debt being refinanced, amended or modified;
(h)the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the Loan hereunder);
(i)to the extent constituting Debt, Contingent Liabilities arising with respect to (A) indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; (B) customary indemnification obligations in favor of (1) sellers in connection with Permitted Acquisitions and (2) purchasers in connection with Asset Dispositions; (C) Contingent Liabilities under the Loan Documents or Revolver Debt Documents; (D) other Contingent Liabilities not exceeding $3,500,000 in the aggregate at any time outstanding and (E) indemnification obligations under the Closing Date Security Agreement;
(j)unfunded employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable Law;
(k)Debt of a Subsidiary of Borrower acquired pursuant to a Permitted Acquisition (or Debt of a Target assumed at the time of a Permitted Acquisition of such Target); provided, that (i) such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Debt permitted by this Section 11.1(l) shall not at any time outstanding exceed (i) $2,500,000 if at the time such Indebtedness is incurred Liquidity is less than $25,000,000, (ii) $5,000,000 if at the time such Indebtedness is incurred Liquidity is less than $50,000,000 but equal to or greater than $25,000,000, and (iii) $10,000,000 if at the time such Indebtedness is incurred Liquidity is equal to or greater than $50,000,000, in each case, after giving pro forma effect to the incurrence thereof;
(l)Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(m)Debt of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(n)other Debt not to exceed $5,000,000 at any time, to the extent subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent;
(o)secured Debt which is junior in lien priority to the Obligations on terms and conditions reasonably satisfactory to Agent not to exceed $1,875,000 at any time; and

(p)other unsecured Subordinated Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $3,500,000.
For purposes of determining compliance with this Section 11.1, in the event that an item of Debt or any portion thereof meets the criteria of more than one of the exceptions described above, Borrower, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Debt between or among such exceptions in any manner such that the item of Debt would be permitted to be created or incurred at the time of such classification or reclassification, as applicable.
11.2Liens. Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(b)Liens arising in the ordinary course of business (such as (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), public liability Laws or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(c)Liens described on Schedule 11.2 as of the Closing Date and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property;
(d)subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
(e)attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)zoning restrictions, easements, licenses, rights of way, restrictions, minor irregularities in title (including leasehold title) and other similar Liens, so long as the same do not materially impair the use, value, or marketability of such real property;
(g)Liens consisting of cash collateral securing Hedging Obligations permitted by Section 11.1(f);
(h)Liens arising under the Revolver Debt Documents; provided that the Revolver Debt is subject to the Intercreditor Agreement and the Intercreditor Agreement in full force and effect;
(i)Liens arising under the Loan Documents;

(j)pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the ordinary course of business;
(k)inchoate and unperfected workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures and/or real property;
(l)cash deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party;
(m)other Liens securing Debt permitted under Section 11.1 and not exceeding $6,500,000 in the aggregate at any time outstanding;
(n)Liens securing Debt permitted under Section 11.1(l);
(o)Liens securing Debt permitted under Section 11.1(o);
(p)Liens securing Debt permitted under Section 11.1(p);
(q)leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary course of business; and
(r)Liens securing the cash value of PREPA Receivables sold by the Loan Parties to a third party.
11.3Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $15,000,000 in any Fiscal Year.
11.4Restricted Payments. Not make a payment on account of any dividend or other distribution on account of Capital Securities, payment on account of any Subordinated Debt or repurchase of Capital Securities, except:
(a)(i) any Subsidiary of a Loan Party to declare and pay dividends to any other Loan Party, and (ii) any Loan Party or Subsidiary to declare and make dividend payments or other distributions payable solely in its Capital Securities;
(b)the Loan Parties to pay, as and when due and payable, regularly scheduled payments of interest only at the non-default rate in respect of the Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination provisions with respect thereto;
(c)the Loan Parties to pay, as and when due and payable, non-accelerated mandatory payments in respect of Subordinated Debt, solely to the extent permitted under the applicable subordination agreement or subordination terms with respect thereto;
(d)the Borrower may make repurchases of, and quarterly cash distributions on, the Capital Securities of Borrower; provided, that: (i) at the time of the declaration of such dividend or distributions: (A) no Default or Event of Default then exists or will result therefrom; (B) on the date of such declaration, the funds identified to be subject to the distribution or dividend shall be transferred to a segregated deposit or escrow account maintained at an institution acceptable to Agent in its reasonable discretion (which shall not be subject to any Lien, other than the Lien of Agent) and held in such account until the conditions set forth in clause (ii) below have been satisfied; and (ii) at the time such dividends or distributions are made: (A) such dividends or distributions are made within 60 days after the declaration thereof; and (B) on the date such dividends or distributions are made no Event of Default under Section 13.1.4 shall have occurred, or would result therefrom; and

(e)repurchases of, and quarterly cash distributions on, the shares representing the Capital Securities of Borrower (i) up to 25% of the amount of net proceeds from PREPA Claim Proceeds and (ii) declared within 90 days of receipt of such PREPA Claim Proceeds, so long as no Event of Default exists or would reasonably be expected to exist before and after giving effect to the declaration of such repurchase or dividend.
11.5Mergers, Consolidations, Sales. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person or undergo any statutory division, except (a) as expressly permitted by Section 11.11 and (b) upon not less than 10 Business Days’ prior written notice to Agent (or such shorter period of time as Agent may agree in its sole discretion), (i) any Subsidiary of Borrower may merge with, dissolve or liquidate into (in each case in accordance with applicable Law) Borrower or another Loan Party; provided, that (A) Borrower or another Loan Party which is a U.S. domestic Subsidiary shall be the continuing or surviving entity (and Borrower shall be the continuing or surviving entity if Borrower is a party to such transaction), (B) the Loan Parties provide Agent with copies of all applicable documentation relating thereto, and (C) all actions required to maintain perfected Liens on the Capital Securities of the surviving entity and other Collateral in favor of Agent shall have been completed and (ii) any foreign Subsidiary may merge with or dissolve or liquidate into another foreign Subsidiary; provided, that the Loan Parties provide Agent with copies of all applicable documentation relating thereto.
11.6Modification of Organizational Documents. Not amend or modify its charter, articles, by-laws, any unanimous shareholder agreement, or declaration or other agreement that is in effect that restricts in whole or in part the powers of the directors of such person to manage or supervise the management of the business and affairs of such person or that restrict such person from borrowing, guaranteeing obligations or granting security interests or other organizational documents in any way which could reasonably be expected to materially adversely affect the interests of the Agent or any Lender; not change its jurisdiction of formation or its organizational form.
11.7[Reserved].
11.8Unconditional Purchase Obligations. Not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
11.9[Reserved].
11.10Business Activities; Issuance of Capital Securities. Not engage in any line of business other than the businesses engaged in on the date hereof, reasonable extensions thereof and businesses reasonably related thereto. Not, and not permit any Loan Party to, (a) issue any Capital Securities, other than issuance by Borrower of its Capital Securities, or (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 11.4, in each case in any respect adverse to Agent and Lenders.
11.11Investments. Not make or permit to exist any Investment in any other Person, except the following:
(a)each Loan Party and its Subsidiaries may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party or Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(b)each Loan Party and its Subsidiaries may maintain its existing Investments in its Subsidiaries made as of the Closing Date;
(c)the Loan Parties may make Permitted Acquisitions;

(d)the Loan Parties may make Permitted Joint Venture Investments (as defined in the Revolver Debt Documents);
(e)the Loan Parties may make other Investments in an aggregate amount not to exceed at any time outstanding $2,500,000;
(f)Cash Equivalent Investments;
(g)loans or advances permitted under Section 11.15(c);
(h)Investments in Accounts owing to any Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as any Loan Party deems reasonable under the circumstances;
(i)payroll and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(j)extensions of credit to Account Debtors and suppliers in the ordinary course of business;
(k)Capital Securities, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Loan Party or in satisfaction of judgments;
(l)Investments in any Person where such Investment was acquired by Borrower or any Subsidiary (i) in exchange for any other investment or accounts receivable held by any Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or Accounts or (ii) as a result of a foreclosure by any Loan Party with respect to any secured investment or other transfer of title with respect to any secured investment in default;
(m)prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the ordinary course of business;
(n)Investments existing on the Closing Date and any extension, modification, renewal or reinvestment of such existing investments or any investments made with the proceeds of any additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such existing investment as in effect on the Closing Date);
(o)obligations of one or more officers, directors, or employees of any Loan Party in connection with such individual’s acquisition of shares of Capital Securities of any Loan Party (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash is paid by such Loan Party to such individuals in connection with the acquisition of any such obligations;
(p)Investments acquired after the Closing Date as a result of the acquisition by any Loan Party of another Person, including by way of a merger, amalgamation, or consolidation with or into such Loan Party, in a transaction that is not prohibited by this Agreement to the extent that such investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
provided that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

11.12Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under (a) any provisions of the Revolver Debt, except to the extent permitted by the Intercreditor Agreement; or (b) any provisions of any Subordinated Debt, except to the extent permitted by any Subordination Agreement.
11.13Asset Dispositions.
Not make any disposition, sale, assignment, lease conveyance, transfer of any property, other than Asset Dispositions.
11.14Fiscal Year. Not change its Fiscal Year without the prior written consent of the Agent.
11.15Employee Loans and Affiliate Transactions. Not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of such Loan Party or of any such Subsidiary, except:
(a)as expressly permitted by this Agreement;
(b)in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or such Subsidiary and which are disclosed in writing to Agent, in each case, exclusive of any loans or advances except to the extent expressly permitted by Sections 11.1(c), 11.15(c) and 11.15(d);
(c)loans or advances to employees of Loan Parties for travel, entertainment and relocation expenses and other purposes in the ordinary course of business not to exceed $2,500,000 in the aggregate outstanding at any time as to all Loan Parties;
(d)transactions with Affiliates existing as of the Closing Date and described in Schedule 11.15;
(e)non-cash loans or advances made by Borrower to employees of Loan Parties that are simultaneously used by such Persons to purchase Capital Securities of Borrower; and
(f)transactions provided for in or contemplated by the Management Agreement.
11.16Payments of Other Debt. Directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt prior to its scheduled maturity, other than:
(a)the Obligations;
(b)Debt secured by a Lien permitted under Section 11.2 if the asset securing such Debt has been sold or otherwise disposed of in a transaction permitted hereunder;
(c)a refinancing of Debt permitted under Section 11.1(g);
(d)voluntary prepayments of other Debt (excluding Subordinated Debt) so long as (i) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment;
(e)voluntary prepayments of the Debt outstanding under the Revolver Debt Documents using proceeds of the PREPA Claim Proceeds so long as (i) the mandatory prepayment of the Loan from such proceeds pursuant to Section 5.1.2 has been made; (ii) such prepayment is made with such proceeds within 60 days after receipt thereof and (iii) no Default or Event of Default would occur and be continuing after giving effect to any such proposed prepayment;

(f)voluntary prepayment of intercompany Debt owing by a Loan Party to another Loan Party, to the extent such intercompany Debt is evidenced by an Intercompany Note and expressly permitted by this Agreement and by any subordination provisions applicable to such intercompany Debt.
11.17     Sale Leaseback. Engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets in any Fiscal Year in an aggregate amount in excess of (i) $2,500,000 if at the time such transaction is consummated Liquidity is less than $25,000,000, (ii) $5,000,000 if at the time such transaction is consummated Liquidity is less than $50,000,000 but equal to or greater than $25,000,000, and (iii) $10,000,000 if at the time such transaction is consummated Liquidity is equal to or greater than $50,000,000.
Section 12.
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of Lenders to make the Loan is subject to the following conditions precedent, each of which must be satisfied in a manner satisfactory to the Agent:
12.1Repayment of Debt to be Repaid. All Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated.
12.2Documentation. The Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent is called the “Closing Date”):
12.2.1Agreement and Note. This Agreement and, to the extent requested by the Agent, a Note.
12.2.2Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate Governmental Authority or articles (or similar formation document in Canada); (b) good standing certificates or certificates of status (or equivalent) in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by the Agent; (c) bylaws (or similar governing documents); (d) any unanimous shareholder agreement or declaration or other agreement that is in effect that restricts in whole or in part the powers of the directors of such person to manage or supervise the management of the business and affairs of such person or that restricts such person from borrowing, guaranteeing obligations or granting security interests; (e) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (f) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
12.2.3Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.
12.2.4Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loan on the Closing Date.
12.2.5Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.
12.2.6[Reserved].

12.2.7Controlled Accounts. Evidence satisfactory to the Agent that all Deposit Accounts, Securities Accounts, Commodities Accounts, lockboxes or other similar accounts of each Loan Party are Controlled Accounts.
12.2.8Intercreditor Agreement. The Intercreditor Agreement, executed by each applicable party thereto.
12.2.9Opinion of Counsel. The executed legal opinion of (i) Akin, Gump, Strauss, Hauer & Feld, LLP, (ii) Canadian counsel to Canadian Loan Parties, and (iii) all applicable local counsel to the Loan Parties, each in form and substance satisfactory to the Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as the Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to the Agent.
12.2.10Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(a), together with evidence that the Agent, for the benefit of Lenders, has been named as a lender loss payee and an additional insured on all related insurance policies.
12.2.11Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent and Lenders to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent or Lenders through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and the Agent).
12.2.12Solvency Certificate. A Solvency Certificate executed by a Senior Officer of Borrower.
12.2.13Pro Forma. The Pro Forma Balance Sheet, dated as of the Closing Date.
12.2.14[Reserved].
12.2.15Search Results; Lien Terminations. Certified copies of Uniform Commercial Code and PPSA search reports dated a date reasonably near to the Closing Date, listing all effective financing statements or financing change statements which name any Loan Party (under their present names and any previous names) as debtors, together with (i) copies of such financing statements and financing change statements, (ii) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code, the PPSA or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (iii) such other Uniform Commercial Code termination statements and PPSA financing change statements designated as discharges as the Agent may reasonably request.
12.2.16Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code and PPSA financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.
12.2.17Closing Certificate. A certificate executed by an officer of Borrower on behalf of Borrower certifying as of the Closing Date that, before and after giving effect to the Transactions, (i) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all materials respects as of such earlier date); and (ii) no Default or Event of Default shall have then occurred and be continuing.

12.2.18[Reserved].
12.2.19Agent and Lender Approval. The Agent shall have completed its material diligence investigation (including a satisfactory field exam and appraisal) and received investment committee approval in conformance with the Agent’s policies and procedures.
12.2.20Other. Such other documents as the Agent may reasonably request.
Section 13.
EVENTS OF DEFAULT AND THEIR EFFECT.
13.1Events of Default. The occurrence and continuance of any one or more of the following shall constitute an Event of Default under this Agreement:
13.1.1Non-Payment of the Loan, etc. Default in the payment when due of the principal of any Loan; default, and continuance thereof for three (3) Business Days, in the payment when due of any interest on, or scheduled fees owing in respect of, any Loan; or default, and continuance thereof for fifteen (15) days, in the payment when due of any other amount payable by Borrower hereunder or under any other Loan Document.
13.1.2Non-Payment or Default of Other Debt. (a) the occurrence and continuation of any Event of Default under (as and such term is defined in) the Revolver Debt Documents, or (b) any default shall occur under the terms applicable to any Debt of any Loan Party (including Subordinated Debt) with a then-outstanding principal balance or a then-outstanding total obligation amount exceeding $15,000,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
13.1.3Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.
13.1.4Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, Receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, Receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, insolvency, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party (including in respect of any Canadian Loan Party, under any Canadian Insolvency Laws), and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
13.1.5Non-Compliance with Loan Documents.
(a)Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.1 (Annual Report), Section 10.1.2 (Interim Reports), Section 10.1.3 (Compliance Certificates), Section 10.1.5(a) (Notice of Defaults and Events of Default), Section 10.1.7 (Projections), Section 10.3(c) (Agent Placed Insurance), Section 10.5 (Maintenance of Existence, Etc.), Section 10.6 (Use of Proceeds), or Section 11 (Negative Covenants); or
(b)Failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.
13.1.6Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Agent in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
13.1.7Pension Plans. There shall occur one or more Termination Events that would, individually or in the aggregate, have a Material Adverse Effect on any Loan Party.
13.1.8Judgments. Final judgments which exceed an aggregate of $15,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
13.1.9Invalidity of Collateral Documents, etc. Any material Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
13.1.10Invalidity of Intercreditor Provisions, etc. Any material provision in the Intercreditor Agreement with respect to the Loan or Collateral shall cease to be in full force and effect, or any Loan Party, the Revolver Agent or holder of any Revolver Debt shall contest in any manner the validity, binding nature or enforceability of any such provision.
13.1.11Invalidity of Subordination Provisions, etc. Any material subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
13.1.12Change of Control. A Change of Control shall occur.
13.1.13Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.
13.2Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of Borrower, the Loan and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may declare all or any part of the Loan and all other Obligations hereunder to be due and payable, whereupon the Loan and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.
Section 14.
THE AGENT
14.1Appointment and Duties. Subject in all cases to clause (c) below:
14.1.1Appointment of the Agent. Each of the Lenders hereby irrevocably appoints Wexford Capital LP (together with any successor of the Agent pursuant to Section 14.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower and any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
14.1.2Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 14.1.1, the Agent shall have the sole and exclusive right and authority (to the exclusion of Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 13.1.4 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 13.1.4 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Agent and Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by any Loan Party with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
14.1.3Limited Duties. Lenders and the Loan Parties hereby each acknowledge and agree that the Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions, (ii) is receiving no compensation for undertaking such role and (iii) subject only to the notice provisions set forth in Section 14.9, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Agent (i) is acting solely on behalf of Lenders (except to the limited extent provided in Section 14.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), and each Lender hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in this Section 14.1.3.
14.2Binding Effect. Each Lender agrees that (i) any action taken by the Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
14.3Use of Discretion.
14.3.1No Action without Instructions. The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to Section 14.3.2 below) any action it is required to take or omit to take (i) under any Loan

Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders).
14.3.2Right Not to Follow Certain Instructions. Notwithstanding Section 14.3.1 or any other term or provision of this Section 14, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Party thereof or (ii) that is, in the opinion of the Agent, in its sole and absolute discretion, contrary to any Loan Document, applicable Law or the best interests of the Agent or any of its Affiliates or Related Parties.
14.4Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 14 to the extent provided by the Agent.
14.5Reliance and Liability.
14.5.1The Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower or any of its Subsidiaries) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
14.5.2Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause each of its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:
(a)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);
(b)shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(c)makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and
(d)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or any of its Subsidiaries or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Lenders);
    and, for each of the items set forth in clauses (a) through (d) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause each of its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.
14.6Agent Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire equity interests of, or engage in any kind of business with Borrower, any of its Subsidiaries or any Affiliate of Borrower or its Subsidiary as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.
14.7Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Loan Party and each of its Affiliates and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
14.8Expenses; Indemnities.
14.8.1Each Lender agrees to reimburse the Agent and each of its Related Parties (to the extent not reimbursed by Borrower or another Loan Party) promptly upon demand for such Lender’s Proportionate Share of any out-of-pocket costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, Borrower or one or more of its Subsidiaries) that may be incurred by the Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
14.8.2Each Lender further agrees to indemnify the Agent and each of its Related Parties (to the extent not reimbursed by Borrower or one or more of its Subsidiaries), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Parties in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Parties under or with respect to any of the foregoing; provided that no Lender shall be liable to the Agent or any of its Related Parties to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
14.9Resignation of the Agent.
14.9.1At any time upon not less than five (5) Business Days prior written notice, the Agent may resign as the “the Agent” hereunder, in whole or in part (in the sole and absolute discretion of the Agent), effective on the date set forth in such notice, which effective date shall not be less than five (5) (or more than thirty (30)) days following delivery of such notice. If the Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor to the Agent in consultation with

Borrower; provided that if a successor to the Agent has not been appointed on or before the effectiveness of the resignation of the resigning Agent, then the resigning Agent may, on behalf of Lenders, appoint any Person reasonably chosen by it as the successor to the Agent.
14.9.2Effective immediately upon its resignation, (i) the resigning Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) Lenders shall assume and perform all of the duties of the Agent until a successor to the Agent shall have accepted a valid appointment hereunder, (iii) the resigning Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Agent was, or because the Agent had been, validly acting as the Agent under the Loan Documents or (y) any continuing duties such resigning Agent continues to perform, and (iv) subject to its rights under Section 14.4, the resigning Agent shall take such action as may be reasonably necessary to assign to the successor to the Agent its rights as the Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Agent, a successor to the Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Agent under the Loan Documents.
14.10Release of Collateral or Guarantors. Each Lender hereby consents to the automatic release and hereby directs the Agent to release (or, in the case of Section 14.10.2(ii), release or subordinate) the following:
14.10.1any Subsidiary of Borrower from its guaranty of any Obligation if all of the equity interests in such Subsidiary owned by a Loan Party are disposed of in an Asset Disposition permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Disposition, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 10.9(a); and
14.10.2any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by a Loan Party in an Asset Disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 11.2(d) and (iii) all of the Collateral, upon (w) termination of the Commitments, (x) payment and satisfaction in full in cash of all Loans and all other Obligations that the Agent has been notified in writing are then due and payable, (y) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnitee that is owed such Obligations and (z) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Agent.
Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 14.10.
14.11Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender so long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Section 14 and the decisions and actions of the Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 14.8 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

14.12Intercreditor Agreement. Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) hereby authorizes and instructs Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, in each case on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by Agent in accordance with the terms of the Intercreditor Agreement, in each case, without any further consent, authorization or other action by such Lender or Secured Party, (d) hereby agrees that no Lender shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section 14.12 or in accordance with the terms of the Intercreditor Agreement, and (e) acknowledges that a copy of the Intercreditor Agreement has been delivered, or made available, to such Lender or Secured Party, as applicable. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. In the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control.
Section 15.
GENERAL.
15.1Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent or any Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Agent and the Majority Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;
(b)the consent of all of the Lenders directly affected thereby be required to:
(i)amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loan or any Commitment, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loan, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loan or extend the repayment dates of the Loan;
(ii)amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or
(iii)amend this Section 15.1 or the definition of “Majority Lenders”; and
(c)if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Agent within ten (10) Business Days following receipt of notice thereof.

15.2Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loan then outstanding under such Note.
15.3Notices.
(a)Except as otherwise provided in Section 2.2, all notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to the applicable party at its address or e-mail address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. provided, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 15.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 15.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 15.3.
(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Agent that it has elected not to receive notices by electronic communication (which election may be limited to particular notices).
(c)Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
15.4Costs and Expenses. Each Loan Party, jointly and severally, agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and any Lender (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Agent or any Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save the Indemnitees harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by the Agent or Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.4 shall survive repayment of the Loan, cancellation of the Note, and termination of this Agreement.
(a)Each Loan Party agrees to pay, and to save the Indemnitees harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
(b)The agreements in this Section 15.4 shall survive repayment of all (and shall be) Secured Obligations (and termination of the Commitment under this Agreement), any foreclosure under,

or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
15.5GOVERNING LAW. THIS AGREEMENT AND THE NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
15.6Confidentiality. As required by federal Law and the Agent’s policies and practices, the Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Agent agrees to use commercially reasonable efforts (equivalent to the efforts the Agent applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and identified as such by Borrower, except that the Agent may disclose such information (a) to Persons employed or engaged by the Agent in evaluating, approving, structuring or administering the Loan and the Commitment; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.6 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal, state, provincial or territorial regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Agent to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s counsel, is required by applicable Law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or any Lender is a party; (f) to any nationally recognized rating agency that requires access to information about the Agent’s or any Lender’s investment portfolio in connection with ratings issued with respect to the Agent or any Lender; (g) to the Agent’s and Lenders’ independent auditors and other professional advisors as to which such information has been identified as confidential; or (h) that ceases to be confidential through no fault of the Agent or any Lender. Notwithstanding the foregoing, Borrower consents to the publication by the Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and the Agent or any Lender conflicts with or contradicts this Section 15.6 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.
15.7Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.
15.8Nature of Remedies. All Obligations of the Loan Parties and rights of the Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
15.9Judgment Currency. If, for the purposes of obtaining judgment as it relates to this Agreement or any other Loan Document in any court, it is necessary to convert a sum due to the Agent or a Secured Party in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent or such Secured Party could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by a requirement of applicable law, on the day on which the judgment is paid or satisfied. The obligations of a Loan Party in respect of any sum due in the Original Currency from it to the Agent or Secured Party under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Agent or Secured Party of any sum adjudged to be so due in the Other Currency, the Collateral Agent or Secured Party may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Agent or Secured Party in the Original Currency, such Loan Party agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Agent or Secured Party, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Agent or Secured Party in the Original Currency, the Agent or Secured Party shall remit such excess to such Loan Party.
15.10Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 4.1) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or any Lender.
15.11Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by e-mail or other electronic transmission shall constitute effective delivery thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by the Agent shall be deemed to be originals.
15.12Successors and Assigns. This Agreement shall be binding upon the Loan Parties, the Agent, Lenders and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Agent, Lenders and the successors and assigns of the Agent and Lenders. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent.
15.13Assignments; Participations.
15.13.1Assignments.
(a)Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of the Loan and Commitment, with the prior written consent of Borrower, so long as no Event of Default exists (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to an Affiliate of such Lender). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.
(b)From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between a Lender and the Assignee, shall have the rights and obligations of such Lender hereunder and (ii) such Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, a Lender) pursuant to an effective assignment agreement, Borrower shall execute and deliver to the Assignee (and, as applicable, such Lender) a Note in the principal amount of the Assignee’s Loan (and, as applicable, a Note in the principal amount of the Loan retained by such Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by such Lender of such Note, such Lender shall return to Borrower any prior Note held by it.
(c)A Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
15.13.2Participations. A Lender may at any time sell to one or more Persons participating interests in the Loan, Commitment or other interests hereunder (any such Person, a “Participant”). In the event of a sale by such Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with the Agent in connection with such Lender’s rights and obligations hereunder, (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender, and (d) the Agent shall maintain as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 15.13.2 containing the same information specified in Section 15.13.1 on the Participation Register as if the participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with such Lender, and such Lender agrees to share with each Participant, on a pro rata basis. Borrower also agrees that each Participant shall be entitled to the benefits of Section 6.5 or Section 7 as if it were such Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 6.5 or Section 7 than would have been paid to such Lender on such date if no participation had been sold and that each Participant complies with Section 6.5(d) as if it were a direct assignee). This Section and Section 15.13.1 shall be construed so that the Loan is at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).
15.14Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
15.15INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE AGENT AND LENDERS AND LENDERS’ AGREEMENT TO EXTEND THE COMMITMENT PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE INDEMNIFIED PARTIES FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF THE LOAN, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF

OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF INDEMNIFIED PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE INDEMNIFIED PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.15 SHALL SURVIVE REPAYMENT OF THE LOAN, CANCELLATION OF THE NOTE, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
15.16Nonliability of Lenders. The relationship between Borrower on the one hand and each Lender on the other hand shall be solely that of borrower and lender. No Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and a Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. No Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that no Lender shall have any liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE LOAN , OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNITEE HAVE ANY LIABILITY WITH RESPECT TO, AND EACH INDEMNITEE HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties, the Agent and Lenders.
15.17FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW

YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
15.18WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
15.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.
The following terms have the following meanings:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
15.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.
The following terms shall have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (a) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
15.21Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month. In connection with the use, administration, adoption or implementation of Three-Month Term SOFR or a Benchmark Replacement, the Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify Borrower of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. The Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by the Agent pursuant to this Section will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, (i) if the then-current Benchmark is a term rate (including Three-Month Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, the Agent may, in its sole discretion, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (i) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
The following terms shall have the following meanings:
“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 15.21.
“Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.21.

“Benchmark Conforming Changes” means, with respect to Three-Month Term SOFR or any Benchmark Replacement, any modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that the Agent decides may be appropriate to reflect the adoption and implementation of Three-Month Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(a)Daily Simple SOFR; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Agent in its discretion giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
(c)If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.
“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
15.22Paramountcy. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, at any time the Intercreditor Agreement is in full force and effect and the Revolver Debt is outstanding: (a) the Liens granted to the Agent in favor of the Secured Parties pursuant to this Agreement and the other Collateral Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict or inconsistency between the express terms and provisions of this Agreement or any other Loan Document (other than the Intercreditor Agreement), on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall govern to the extent necessary to remove the conflict or inconsistency, and (c) the Loan Parties shall not be obligated to take any action in violation of the Intercreditor Agreement and not taking such action shall not constitute a Default or Event of Default for so long as such action would be in violation of the Intercreditor Agreement.
Section 16.
LOAN GUARANTY.
16.1Guaranty.
(a)Each of the Loan Guarantors hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guaranties to the Agent and Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of Borrower Obligations.
(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Loan Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Loan Guarantor under applicable federal, state, provincial and territorial laws relating to the bankruptcy or insolvency of debtors (after giving effect to the right of contribution established in Section 16.2).
(c)Each Loan Guarantor agrees that the Loan Guarantor Obligations may at any time and from time to time exceed the amount of the liability of such Loan Guarantor hereunder without impairing the guaranty contained in this Section 16 or affecting the rights and remedies of the Agent and Lenders hereunder.
(d)The guaranty contained in this Section 16 shall remain in full force and effect until all of the Secured Obligations shall have been Paid in Full.
(e)No payment made by Borrower, any of the Loan Guarantors, any other guarantor or any other Person or received or collected by the Agent or any Lender from Borrower, any of the Loan Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Loan Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Loan Guarantor in respect of the Secured Obligations or any payment received or collected from such Loan Guarantor in respect of the Secured Obligations), remain liable for the Loan Guarantor Obligations up to the maximum liability of such Loan Guarantor hereunder until the Obligations are Paid in Full.
16.2Right of Contribution. Each Loan Guarantor hereby agrees that to the extent that a Loan Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Loan Guarantor shall be entitled to seek and receive contribution from and against any other Loan Guarantor hereunder which has not paid its proportionate share of such payment. Each Loan Guarantor’s right of contribution shall be subject to the terms and conditions of Section 16.3. The provisions of this Section 16.2 shall in no respect limit the obligations and liabilities of any Loan Guarantor to the Agent or any Lender, and each Loan Guarantor shall remain liable to the Agent and Lenders for the full amount guaranteed by such Loan Guarantor hereunder.
16.3No Subrogation. Notwithstanding any payment made by any Loan Guarantor hereunder or any set-off or application of funds of any Loan Guarantor by the Agent or any Lender, no Loan Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any Lender against Borrower or any other Loan Guarantor or any collateral security or guaranty or right of offset held by the Agent or any Lender for the payment of the Loan Guarantor Obligations, nor shall any Loan Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other Loan Guarantor in respect of payments made by such Loan Guarantor hereunder, until all of the Obligations are Paid in Full and the Commitment is terminated. If any amount shall be paid to any Loan Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been Paid in Full, such amount shall be held by such Loan Guarantor in trust for the Agent and Lenders, segregated from other funds of such Loan Guarantor, and shall, forthwith upon receipt by such Loan Guarantor, be turned over to the Agent in the exact form received by such Loan Guarantor (duly indorsed by such Loan Guarantor, if required), to be applied against the Loan Guarantor Obligations, whether matured or unmatured, in such order as the Agent may determine.
16.4Amendments, etc. with respect to the Obligations. Each Loan Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Loan Guarantor and without notice to or further assent by any Loan Guarantor, any demand for payment of any of the Obligations made by the Agent may be rescinded by the Agent and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith and therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent may deem advisable from time to time. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by the Agent as security for the Obligations or for the guaranty contained in this Section 16 or any property subject thereto.
The Agent may, from time to time, at its sole discretion and without notice to any Loan Guarantor (or any of them), take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Secured Obligations or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Secured Obligations, (c) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Obligations, (d) release any guaranty or right of offset or its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Secured Obligations or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the undersigned (or any of them) for payment of any of the Obligations when due, whether or not the Agent shall have resorted to any property securing any of the Secured Obligations or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations.
16.5Waivers. Each Loan Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent upon the guaranty contained in this Section 16 or acceptance of the guaranty contained in this Section 16; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this Section 16, and all dealings between Borrower and any of the Loan Guarantors, on the one hand, and the Agent and Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this Section 16. Each Loan Guarantor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon Borrower or any of the Loan Guarantors with respect to the Obligations, (b) notice of the existence or creation or non-payment of all or any of the Obligations and (c) all diligence in collection or protection of or realization upon any Obligations or any security for or guaranty of any Obligations.
16.6Payments. Each Loan Guarantor hereby guaranties that payments hereunder will be paid to the Agent and Lenders without set-off or counterclaim in Dollars at the office of the Agent specified herein.
16.7Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Guarantor to honor all of its obligations under this Agreement in respect of Hedging Obligations that constitute Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 16.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 16.7, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 16.7 shall remain in full force and effect until the Loan Guarantor Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section 16.7 constitute, and this Section 16.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.
MAMMOTH ENERGY SERVICES, INC.

By:	/s/ Mark Layton
Name:	Mark Layton
Title:	Chief Financial Officer

5 STAR ELECTRIC, LLC
ANACONDA MANUFACTURING LLC
ANACONDA RENTALS LLC
AQUAHAWK ENERGY LLC
AQUAWOLF LLC
BARRACUDA LOGISTICS LLC
BISON DRILLING AND FIELD SERVICES LLC
BISON SAND LOGISTICS LLC
BISON TRUCKING LLC
BLACK MAMBA ENERGY LLC
COBRA ACQUISITIONS LLC
COBRA AVIATION SERVICES LLC
DIRE WOLF ENERGY SERVICES LLC
FALCON FIBER SOLUTIONS LLC
GREAT WHITE SAND TIGER LODGING LTD.
HIGHER POWER ELECTRICAL, LLC
IFX TRANSPORT LLC
IVORY FREIGHT SOLUTIONS LLC
LEOPARD AVIATION LLC
LION POWER SERVICES LLC
MAKO ACQUISITIONS LLC
MAMMOTH ENERGY INC.
MAMMOTH ENERGY PARTNERS LLC
MAMMOTH EQUIPMENT LEASING II LLC
MAMMOTH EQUIPMENT LEASING LLC
MR. INSPECTIONS LLC
MUSKIE PROPPANT LLC
ORCA ENERGY SERVICES LLC
PANTHER DRILLING SYSTEMS LLC
PIRANHA PROPPANT LLC
PREDATOR AVIATION LLC

By:	/s/ Mark Layton
Name:	Mark Layton
Title:	Chief Financial Officer

[Signature Page to Loan and Security Agreement]

PYTHON EQUIPMENT LLC
REDBACK COIL TUBING LLC
REDBACK ENERGY SERVICES LLC
REDBACK PUMPDOWN SERVICES LLC
SAND TIGER HOLDINGS, INC.
SEAWOLF ENERGY SERVICES LLC
SILVERBACK ENERGY LLC
SILVERBACK LOGISTICS LLC
SOUTH RIVER ROAD, LLC
STINGRAY CEMENTING AND ACIDIZING LLC
STINGRAY CEMENTING LLC
STINGRAY ENERGY SERVICES LLC
STINGRAY PRESSURE PUMPING LLC
STURGEON ACQUISITIONS LLC
TAYLOR FRAC, LLC
TAYLOR REAL ESTATE INVESTMENTS, LLC
TIGER SHARK LOGISTICS LLC
WOLVERINE SAND LLC
WTL OIL, LLC

By:	/s/ Mark Layton
Name:	Mark Layton
Title:	Chief Financial Officer
[Signature Page to Loan and Security Agreement]

WEXFORD CAPITAL LP, as Agent

By:	/s/ Steve Mecca
Name:	Steve Mecca
Title:	Chief Operating Officer and Chief Financial Officer

WEXFORD SPECTRUM TRADING LIMITED
WEXFORD CATALYST TRADING LIMITED
DEBELLO TRADING LIMITED

By:	/s/ Steve Mecca
Name:	Steve Mecca
Title:	President, Treasurer & Secretary

[Signature Page to Loan and Security Agreement]

ANNEX A
COMMITMENT

Lender	Commitment
Wexford Spectrum Trading Limited	$24,290,000.00
Wexford Catalyst Trading Limited	$10,710,000.00
Debello Trading Limited	$10,000,000.00
TOTAL	$45,000,000.00

Annex A to Loan and Security Agreement

ANNEX B
ADDRESSES FOR NOTICES
BORROWER AND ALL OTHER LOAN PARTIES:
MAMMOTH ENERGY SERVICES, INC.
14201 Caliber Drive, Suite 300
Oklahoma City, OK 73134
Attention: Mark Layton, CFO
Telephone: (405) 563-9961
E-mail:     mlayton@mammothenergy.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Carlos Villota
Telephone:
E-mail:     cvillota@akingump.com

AGENT AND LENDER:
WEXFORD CAPITAL LP
777 West Putnam Avenue, First Floor
Greenwich, Connecticut 06830
Attention: Steve Mecca, COO and CFO
Telephone: (203) 862-7000
E-mail: SMecca@wexford.com

with copies to (which shall not constitute notice):

WEXFORD CAPITAL LP
777 West Putnam Avenue, First Floor
Greenwich, Connecticut 06830
Attention: Legal Department
Telephone: (203) 862-7000
E-mail: legal@wexford.com

and

Fredrikson & Byron, P.A.
60 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention: Christopher J. Melsha
Telephone: (612) 492-7000
E-mail: cmelsha@fredlaw.com
Annex B to Loan and Security Agreement